UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 29, 2025

CSG SYSTEMS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-27512	47-0783182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

169 Inverness Dr W, Ste 300, Englewood, CO		80112
(Address of Principal Executive Offices)		(Zip Code)

(303) 200-2000

(Registrant’s Telephone Number, Including Area Code)

Former Name or Former Address, If Changed Since Last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CSGS	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 29, 2025, CSG Systems International, Inc, a Delaware corporation (the “Company”), NEC Corporation, a company incorporated under the laws of Japan (“Parent”), and Canvas Transaction Company, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger as a wholly owned subsidiary of Parent. Capitalized terms used herein without definition have the meanings specified in the Merger Agreement.

The Board of Directors of the Company (the “Board”) has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and, subject to the terms of the Merger Agreement, resolved to recommend that the Company’s stockholders adopt the Merger Agreement.

On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), and as a result of the Merger, each share of common stock, $0.01 par value, of the Company (“Company Shares”) that is issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares) will be converted into the right to receive $80.70 per share in cash (the “Merger Consideration”).

In addition, pursuant to the Merger Agreement, effective as of the Effective Time:

•

each outstanding restricted stock award that is vested as of immediately prior to the Effective Time (or that will vest solely as a result of the consummation of the transactions contemplated by the Merger Agreement, including, if the Effective Time occurs in 2026, restricted stock awards that would have completed their full vesting period and been settled in accordance with their terms in 2027) will be converted into the right to receive an amount in cash equal to the number of Company Shares underlying such award multiplied by the Merger Consideration, plus any applicable accrued and unpaid dividends, and become payable shortly following the Effective Time, and each other outstanding restricted stock award will be converted into a deferred cash award based on the number of Company Shares underlying such award multiplied by the Merger Consideration, plus any applicable accrued and unpaid dividends, and will vest and become payable on the original time-based vesting schedule, subject to substantially the same terms and conditions as the corresponding restricted stock award;

•

each outstanding performance-based or market-based restricted stock award (other than the CEO Award (as defined below)) that is vested as of immediately prior to the Effective Time (or that will vest solely as a result of the consummation of the transactions contemplated by the Merger Agreement, including, if the Effective Time occurs in 2026, performance-based or market-based restricted stock awards that would have completed their full vesting period and been settled in accordance with their terms in 2027) will be converted into the right to receive an amount in cash equal to the number of Company Shares underlying such award (with applicable performance metrics for uncompleted performance periods generally deemed achieved at the greater of target and actual performance as of the latest practical date prior to the Effective Time) multiplied by the Merger Consideration, plus any applicable accrued and unpaid dividends, and become payable shortly following the Effective Time, and each other outstanding performance-based or market-based restricted stock award (other than the CEO Award) will be converted into a deferred cash award based on the number of Company Shares underlying such award multiplied by the Merger Consideration (with applicable performance metrics for uncompleted performance periods deemed achieved at the greater of target and actual performance as of the latest practical date prior to the Effective Time), plus any applicable accrued and unpaid dividends, and will vest and become payable on the original time-based vesting schedule, subject to substantially the same other terms and conditions as the corresponding performance-based or market-based restricted stock award; and

•

the market-based restricted stock award granted to the Company’s Chief Executive Officer on December 10, 2024 (the “CEO Award”) will be converted into a deferred cash award based on the number of Company Shares underlying such award (with applicable performance metrics deemed achieved based on the Merger Consideration) multiplied by the Merger Consideration, plus any applicable accrued and unpaid dividends, and will vest and become payable on the original time-based vesting schedule, subject to substantially the same terms and conditions as the CEO Award.

In addition, pursuant to the Merger Agreement, equity awards that would have completed their full vesting period and been settled in accordance with their terms in 2026 will vest and settle on or prior to December 31, 2025, with any applicable performance-based vesting conditions deemed achieved based on actual performance as of the latest practical date.

If the Merger is consummated, the Company Shares will be delisted from the Nasdaq Global Select Market and deregistered under the Securities Exchange Act of 1934, as amended.

The Company, Parent and Merger Sub have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants that: (i) the Company will conduct its and each of its subsidiary’s business in the ordinary course of its business during the interim period between the execution of the Merger Agreement and the Effective Time, (ii) the Company will not engage in certain types of transactions or take certain actions outside the ordinary course during such period without the prior consent of Parent, (iii) the Company will cause a special meeting of the holders of Company Shares to be held to consider the adoption of the Merger Agreement, and (iv) subject to certain customary exceptions, the Board will recommend that holders of Company Shares vote in favor of adopting the Merger Agreement. The Company has also made certain additional customary covenants, including, among others, covenants not to: (i) solicit or knowingly encourage any inquiries with respect to certain alternative business combination transactions or (ii) subject to certain exceptions designed to allow the Board to fulfill its fiduciary duties to the Company’s stockholders, engage in any discussions concerning, or provide confidential information to, any person relating to certain alternative business combination transactions.

The Merger Agreement contains certain customary termination rights for the Company and Parent, including the Company’s right to terminate the Merger Agreement to accept a Superior Proposal subject to compliance with certain procedures specified in the Merger Agreement and Parent’s right to terminate the Merger Agreement upon (i) a Company Board Recommendation Change or (ii) the Company committing a Willful Breach of the covenant prohibiting solicitation of competing offers. Upon termination of the Merger Agreement under certain specified circumstances, including termination by the Company to accept and enter into a definitive agreement with respect to a Superior Proposal or by Parent upon (i) a Company Board Recommendation Change or (ii) the Company committing a Willful Breach of the covenant prohibiting solicitation of competing offers, the Company will be required to pay Parent a termination fee of $82,000,000. Further, upon termination of the Merger Agreement under certain specified circumstances, including termination following an injunction arising in connection with certain antitrust and foreign investment laws, Parent will be required to pay the Company a termination fee of $135,000,000.

Subject to certain limitations, each of the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by the first anniversary of the date of the Merger Agreement (such date, as it may be extended, the “Termination Date”), provided, however, that (i) if, on such date, certain required regulatory approvals have not been satisfied but all other conditions to closing (other than conditions which by their nature are to be satisfied at the closing) have been satisfied or waived, either the Company or Parent may elect to extend the Termination Date by three months, for a maximum of four consecutive three-month periods in the aggregate by the Company and Parent, collectively. The right to terminate the Merger Agreement at the Termination Date will not be available to a party if the failure of the Merger to have been consummated on or before such date was principally caused by such party’s material breach of its representations, warranties, covenants or agreements under the Merger Agreement.

Consummation of the Merger is subject to certain customary conditions, including (i) the adoption of the Merger Agreement and approval of the Merger by the holders of a majority of the outstanding Company Shares, (ii) the absence of any law or order prohibiting the consummation of the Merger, (iii) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the approval of the Merger under certain other applicable antitrust and foreign investment regimes and certain Money Transmitter Laws, (iv) no Company Material Adverse Effect having occurred, (vi) compliance in all material respects on the part of the other party’s covenants under the Merger Agreement and (vii) the accuracy of the other party’s representations and warranties, subject to certain standards set forth in the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby in this Current Report on Form 8-K is only a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The representations and warranties may also be subject to contractual standards of materiality that may be different from those generally applicable under the securities laws. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of October 29, 2025, by and among CSG Systems International, Inc., NEC Corporation and Canvas Transaction Company, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Schedules omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

Forward-Looking Statements

This Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include, but are not limited to, statements concerning the Company’s expectations, plans, intentions, strategies or prospects with respect to the proposed Merger. These statements are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “hope,” “hopeful,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” “would” or the negative or plural of these words or similar expressions or variations. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by the forward-looking statements. These factors include, among others: (i) the ability of the parties to complete the proposed transaction on the anticipated terms and timing, or at all, (ii) the satisfaction or waiver of other conditions to the completion of the proposed transaction, including obtaining required shareholder and regulatory approvals; (iii) the risk that the Company’s stock price may fluctuate during the pendency of the proposed transaction and may decline if the proposed transaction is not completed; (iv) potential litigation relating to the proposed transaction that could be instituted against the Company or its directors, managers or officers, including the delay, expense or other effects of any outcomes related thereto; (v) the risk that disruptions from the proposed transaction will harm the Company’s business, including current plans and operations, including during the pendency of the proposed transaction; (vi) the ability of the Company to retain, motivate, and hire key personnel; (vii) the diversion of management’s time and attention from ordinary course business operations to completion of the proposed transaction and integration matters; (viii) potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the proposed transaction; (ix) legislative, regulatory and economic developments; (x) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect the Company’s financial performance; (xi) certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, outbreaks of war or hostilities or global pandemics, as well as management’s response to any of the aforementioned factors; (xiii) the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xiv) unexpected costs, liabilities or delays associated with the transaction; (xv) the response of competitors to the transaction; (xvi) the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction, including in circumstances requiring the Company to pay a termination fee; (xvii) the ability to realize the anticipated benefits of the Merger, including the expected synergies and cost saving; (xviii) the possibility that competing or superior acquisition proposals for the Company will be made; and (xix) other risks set forth under the heading “Risk Factors,” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and in the Company’s subsequent filings with the Securities and Exchange Commission (“SEC”). You should not rely upon forward-looking statements as predictions of future events. Actual results and outcomes could differ materially from the results described in or implied by such forward looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of the Company by Parent. In connection with this proposed acquisition, the Company plans to file one or more proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement or other document that the Company may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of CSG Systems International, Inc. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s internet website at https://ir.csgi.com/investor-home/default.aspx or upon written request to: CSG Systems International, Inc., Investor Relations, 169 Inverness Dr W, Suite 300, Englewood, CO 80112, or by email at john.rea@csgi.com.

Participants in Solicitation

The Company, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Proxy Statement on Schedule 14A for its 2025 annual meeting of stockholders (the “2025 Proxy”), which was filed with the SEC on April 1, 2025. To the extent that holdings of CSG Systems International, Inc.’s securities by its directors or executive officers have changed since the amounts set forth in the 2025 Proxy for its 2025 annual meeting of stockholders, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed transaction and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the sources indicated above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSG SYSTEMS INTERNATIONAL, INC.

Date: October 29, 2025	By:	/s/ Rasmani Bhattacharya
Rasmani Bhattacharya
Chief Legal Officer

Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

NEC CORPORATION,

CANVAS TRANSACTION COMPANY, INC.

and

CSG SYSTEMS INTERNATIONAL, INC.

Dated as of October 29, 2025

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

Exhibits

A – Certificate of Incorporation of the Surviving Corporation

B – Antitrust and FDI Laws

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 29, 2025 by and among NEC Corporation, a company incorporated under the laws of Japan (“Parent”), Canvas Transaction Company, Inc., a Delaware corporation and a direct or indirect wholly owned Subsidiary of Parent (“Merger Sub”), and CSG Systems International, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties hereto intend that, on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, and pursuant to the Merger each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Shares”) (other than any Excluded Shares or Dissenting Company Shares) will be converted into the right to receive the Merger Consideration;

WHEREAS, the Company Board has unanimously (a) determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement and consummate the Transactions and declared this Agreement advisable, (b) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions on the terms and subject to the conditions contained herein, (c) resolved to recommend that the Company Stockholders adopt this Agreement and (d) directed that this Agreement be submitted to the Company Stockholders for adoption thereby;

WHEREAS, the Board of Directors of Parent has, at a meeting duly called and held on or prior to the date of this Agreement, at which all of the directors of Parent were present, or by action by written consent, unanimously adopted resolutions approving this Agreement and the Transactions;

WHEREAS, the Board of Directors of Merger Sub has unanimously (a) determined that it is in the best interests of Merger Sub and its sole stockholder for Merger Sub to enter into this Agreement and consummate the Transactions and declared this Agreement advisable, (b) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions on the terms and subject to the conditions contained herein, (c) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and (d) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption thereby; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions and to prescribe certain conditions with respect to the consummation of the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“401(k) Plans” has the meaning ascribed to such term in Section 6.5(f).

“Acceptable Confidentiality Agreement” means any confidentiality agreement (a) containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that contains confidentiality provisions that are not, in each case, less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals and (b) that does not prohibit the Company from complying with the terms of Section 5.2.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions resulting in: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of beneficial ownership of more than 20% of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning more than 20% of the outstanding voting securities of the Company; (b) any merger, consolidation, business combination, share exchange, recapitalization, reorganization or other similar transaction involving the Company or its Subsidiaries (i) pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing more than 20% of the voting power of the surviving or resulting entity or (ii) as a result of which the Company Stockholders (as a group) immediately prior to the consummation of such transaction would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing less than 80% of the voting power of the surviving or resulting entity; or (c) any spin-off, split-off, joint venture or partnership involving, or sale, lease, exchange, transfer, license or other disposition of, more than 20% of the assets of the Company and its Subsidiaries on a consolidated basis (determined on a fair market value basis); provided, that the Transactions shall not be deemed an Acquisition Transaction for any purpose hereunder.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning ascribed to such term in the Preamble.

“Anti-Bribery Laws” means all United States and other applicable Laws prohibiting or relating to corruption and bribery, or that otherwise prohibit the improper giving of anything of value to a government or public official, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

“Anti-Money Laundering Laws” means all United States and other applicable Laws prohibiting or relating to money laundering, terrorism financing, or imposing obligations to conduct money laundering or terrorism financing due diligence, including 18 U.S.C. §§ 1956 and 1957, and the Currency and Foreign Transactions Reporting Act of 1970.

“Antitrust and FDI Laws” means (a) the HSR Act and all other applicable federal, state, local, foreign or supranational antitrust, competition or premerger notification Laws or (b) Laws that are designed or intended to prohibit, restrict or regulate foreign investment or protect national or regional security or other interests, including the Laws relating to CFIUS.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company as of June 30, 2025 (the “Balance Sheet Date”), including the footnotes thereto, included in the Company’s Quarterly on Form 10-Q for the quarter ended on the Balance Sheet Date and filed with the SEC prior to the execution of this Agreement.

“Burdensome Action” has the meaning ascribed to such term in Section 6.2(b).

“Business Day” means a day, except a Saturday, a Sunday or other day on which the SEC, banks in New York, New York, banks in Denver, Colorado, banks in Tokyo, Japan or the Department of State of Delaware are authorized or required by Law to remain closed.

“Capitalization Date” has the meaning ascribed to such term in Section 3.2(a).

“Capped Call Documentation” means (i) the letter agreements regarding the Base Call Option Transactions, each dated as of September 6, 2023, between the Company and each of Barclays Bank PLC, Deutsche Bank AG, London Branch, Goldman Sachs & Co. LLC, Royal Bank of Canada and Wells Fargo Bank, National Association (each a “Dealer” and collectively the “Dealers”), (ii) the letter agreements regarding the Additional Call Option Transactions, each dated as of September 8, 2023, between the Company and each Dealer, and (iii) any side letters entered into by the Company and any of the Dealers in connection with the agreements described in clause (i) or (ii) above, in each case, as amended from time to time.

“Capped Call Transactions” means the call option transactions documented under the Capped Call Documentation.

“Cash Replacement Performance-Based Award Amounts” has the meaning ascribed to such term in Section 2.7(d)(iii).

“Cash Replacement Time-Based Award Amounts” has the meaning ascribed to such term in Section 2.7(d)(ii).

“Certificate” has the meaning ascribed to such term in Section 2.8(c)(i).

“Certificate of Merger” has the meaning ascribed to such term in Section 2.3.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Clearance” means any of the following: (a) the parties hereto have received written notice from CFIUS that the transactions contemplated by this Agreement do not constitute a Covered Transaction (as such term is defined in 31 C.F.R. §800.213); (b) the parties hereto have received written notice from CFIUS that it has concluded its review, or, if applicable, investigation of the transactions contemplated by this Agreement, and has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement and that action under the DPA is concluded; or (c) if CFIUS has sent a report to the President of the United States requesting the President of the United States’ decision with respect to the transactions contemplated by this Agreement, the President of the United States has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by this Agreement.

“CFIUS Refusal” means the circumstance in which (a) the parties hereto have received written notification from CFIUS that (i) it is prepared to refer the transaction to the President of the United States and (ii) it has not identified any actions that any of Parent, Merger Sub, Company, or their respective Affiliates can take that are consistent with Section 6.2(b) that would allow CFIUS Clearance, and (b) by the end of the CFIUS investigation period, (1) CFIUS Clearance has not been received and (2) the parties have not jointly requested, or CFIUS has not granted their joint request, to withdraw and refile the joint voluntary notice filed pursuant to Section 6.2(a).

“Closing” has the meaning ascribed to such term in Section 2.2.

“Closing Date” has the meaning ascribed to such term in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986.

“Company” has the meaning ascribed to such term in the Preamble.

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning ascribed to such term in Section 5.3(a).

“Company Board Recommendation Change” has the meaning ascribed to such term in Section 5.3(b).

“Company Data” means all data maintained by or on behalf of the Company or any of its Subsidiaries, whether or not in electronic form.

“Company Disclosure Letter” has the meaning ascribed to such term in Article III.

“Company Equity Awards” means, collectively, the Company RS Awards, the Company Performance RS Awards, the Company RSU Awards and the Company PSU Awards.

“Company ESPP” means the Company’s Third Amended and Restated 1996 Employee Stock Purchase Plan, as adopted on May 18, 2022.

“Company Financial Advisor” has the meaning ascribed to such term in Section 3.11.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries, solely or jointly with any other Person.

“Company Material Adverse Effect” means any change, occurrence, effect, event, circumstance or development (each, an “Effect”), that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) would or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions in accordance with this Agreement (provided, that the failure to obtain any consent, approval, waiver or clearance from any Governmental Authority under any Antitrust and FDI Laws in respect of the Transactions shall not in and of itself constitute a Company Material Adverse Effect under this clause (y) for purposes of determining whether the condition set forth in Section 7.2(c) has been satisfied); provided, that, solely in the case of the foregoing clause (x), none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and no Effect resulting from, attributable to or arising out of any of the following shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred, except, in the case of clauses (a) through (f) below, to the extent any such Effect disproportionately and adversely impacts the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company or its Subsidiaries operate, in which case only the incremental disproportionate adverse impact or impacts may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur:

(a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets, or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) conditions (or changes in such conditions) in the industry or industries in which the Company and its Subsidiaries operate;

(d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or escalation of hostilities, acts of war, sabotage or terrorism (including any escalation or general worsening of any such escalation of hostilities, acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), mudslides, wild fires or other natural disasters, weather conditions, social or political conditions, protests or public demonstrations (including civil unrest), cyber attacks and other force majeure events in the United States or any other country or region in the world or any escalation or worsening of any of the foregoing;

(f) changes in Law or other legal or regulatory conditions, including tariff, immigration and Tax policy, or changes in GAAP or other applicable accounting standards;

(g) (i) the negotiation, execution, announcement, performance, existence or pendency of this Agreement or the Transactions (subject to the proviso set forth in clause (iii) to subsection (i) below) other than, in each case, compliance by the Company with Section 5.1(a), including the identity of Parent, changes in the Company’s and its Subsidiaries’ relationships with employees, customers, distributors, suppliers, vendors, licensors, regulators or other business parties as a result of the foregoing and departures of officers or employees as a result of the foregoing and (ii) any Legal Proceeding brought by a Company Stockholder against the Company or any of its Subsidiaries or directors arising from or otherwise relating to the Transactions (it being understood and agreed that this clause (g) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement, the consummation of the Transactions or the performance of obligations hereunder);

(h) any change in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or

(i) any actions taken by the Company (i) to which Parent has consented in writing, (ii) upon the written request of Parent or (iii) that are expressly required or prohibited (as applicable) by the terms of this Agreement; provided that clause (iii) and clause (i) to subsection (g) above shall not apply to any action taken or omitted to be taken pursuant to Section 5.1 (unless the Company has requested to take an action that is prohibited by Section 5.1 and Parent has unreasonably withheld, conditioned or delayed its written consent to such action, in which case the failure of the Company to take such action shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur).

“Company Performance RS Award” means an award of restricted stock outstanding under the Company Stock Plan or otherwise with vesting subject to performance-based conditions for which, as of the applicable time, the performance period has not been completed.

“Company Preferred Stock” means the Preferred Stock, par value $0.01 per share, of the Company.

“Company Product” means any product or service that is being manufactured, marketed, sold, commercialized, offered, made available, hosted, exclusively licensed, sublicensed, distributed or branded by or for the Company or any of its Subsidiaries, solely or jointly with any other Person including all Software-as-a-Service (SaaS) offerings, payment processing platforms, APIs, Software, payment gateways, merchant interfaces, administrative dashboards, fraud detection modules, analytics/reporting tools, integrations, white-labeled solutions, and all modules, plug-ins, or custom development provided to customers, partners, or end users.

“Company PSU Award” means a restricted stock unit outstanding under the Company Stock Plan or otherwise with vesting subject to performance-based conditions.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Related Party” means any of the Company, its Affiliates, each of the direct and indirect stockholders, partners, managers or other equity or security holders of the Company or any of its Affiliates and any Representative of any of the foregoing.

“Company Restricted Share” means an unvested Company Share covered by a Company RS Award or a Company Performance RS Award.

“Company RS Award” means an award of restricted stock outstanding under the Company Stock Plan or otherwise with vesting solely subject to service-based conditions.

“Company RSU Award” means restricted stock unit outstanding under the Company Stock Plan or otherwise with vesting solely subject to service-based conditions.

“Company SEC Reports” has the meaning ascribed to such term in Section 3.7(a).

“Company Securities” has the meaning ascribed to such term in Section 3.2(c).

“Company Shares” has the meaning ascribed to such term in the Recitals.

“Company Software” means any proprietary Software owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Stockholder Approval” has the meaning ascribed to such term in Section 3.5.

“Company Stockholders” means holders of Company Shares in their capacity as such.

“Company Stockholders’ Meeting” has the meaning ascribed to such term in Section 5.4(b).

“Company Stock Plan” means the Company Amended and Restated 2005 Stock Incentive Plan, as may be amended from time to time.

“Company Termination Fee” has the meaning ascribed to such term in Section 8.3(b).

“Confidentiality Agreement” has the meaning ascribed to such term in Section 9.4.

“Consent” means any approval, consent, license, ratification, permission, waiver, order, authorization or waiting period expiration or termination (including from any Governmental Authority).

“Continuing Employee” means each employee of the Company or any of its Subsidiaries who, as of the Effective Time, continues his or her employment with Parent, the Surviving Corporation or any of their Subsidiaries.

“Contract” means any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“Convertible Notes” means the Company’s 3.875% Convertible Senior Notes due 2028, issued pursuant to the Indenture.

“COVID-19” shall mean the COVID-19 pandemic, including any evolutions or mutations of the COVID-19 disease, and any further epidemics or pandemics arising therefrom.

“D&O Tail Policy” has the meaning ascribed to such term in Section 6.4(b).

“Data Processors” means any third-party service providers, software developers, or other Persons that the Company allows to access its Personal Data or IT Systems (including, for clarity, all information and transactions stored or contained therein or transmitted thereby).

“Dealer” has the meaning ascribed to such term in the definition of “Capped Call Documentation”.

“DGCL” has the meaning ascribed to such term in the Recitals.

“Dissenting Company Shares” has the meaning ascribed to such term in Section 2.7(c)(i).

“DOJ” means the United States Department of Justice or any successor thereto.

“DPA” means Section 721 of the Defense Production Act of 1950.

“DTC” means The Depository Trust Company.

“Effective Time” has the meaning ascribed to such term in Section 2.3.

“Election Notice” has the meaning ascribed to such term in Section 6.4(e).

“Enforceability Exceptions” has the meaning ascribed to such term in Section 3.4(b).

“Environmental Law” means all Laws relating to the protection of the environment or human health and safety (with respect to exposure to hazardous or toxic substances), the preservation or reclamation of natural resources or pollution, including those relating to the presence, use, storage, management, registration, labeling, transport or Release of, or exposure to, hazardous or toxic substances or the protection of the climate from the emission of greenhouse gases.

“Environmental Permits” has the meaning ascribed to such term in Section 3.16.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

“ESPP Purchase Date” has the meaning ascribed to such term in Section 2.7(g).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Shares” has the meaning ascribed to such term in Section 2.7(a)(ii).

“Existing Credit Agreement” means the Credit Agreement, dated as of March 14, 2025 (as amended from time to time prior to the date of this Agreement), by and among, inter alia, the Company, as borrower, the lenders party thereto from time to time and Royal Bank of Canada, as administrative agent for the lenders.

“Existing Purchase Period” has the meaning ascribed to such term in Section 2.7(g).

“Export Control Laws” means applicable U.S., EU or any member state thereof, and UK export control, trade, import and antiboycott laws and regulations, including the International Traffic in Arms Regulations (22 C.F.R. pt. 120 et seq.), the Export Administration Regulations (15 C.F.R. pt. 730 et seq.), and their respective implementing rules and regulations.

“FTC” means the United States Federal Trade Commission or any successor thereto.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Authority” means (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel and (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign.

“Hazardous Substance” means (a) any material, substance or waste that is defined, classified, characterized or otherwise regulated pursuant to Environmental Laws as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar regulatory meaning or effect and (b) petroleum and its by-products, asbestos, polychlorinated biphenyls, per- and poly-fluorinated substances, radon, toxic mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances, in each case to the extent regulated under Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incidental Contracts” means (a) shrink-wrap, click-wrap, and off-the-shelf Contracts for commercially available Software (including Open Source Software) that are generally available on nondiscriminatory pricing and terms with aggregate annual payments less than $1,000,000 and (b) non-disclosure agreements, in each case, entered into in the ordinary course of business consistent with past practice.

“Indemnified Persons” has the meaning ascribed to such term in Section 6.4(a).

“Indenture” means the Indenture, dated as of September 11, 2023, between the Company and U.S. Bank Trust Company, National Association, as Trustee.

“Intellectual Property Rights” means all intellectual property or proprietary rights, regardless of form, including U.S. and foreign common Law and statutory rights in, arising out of, or associated with any of the following in any jurisdiction whether registered or unregistered: (a) published and unpublished works of authorship, whether or not copyrightable, including audiovisual works, collective works, Software, compilations, derivative works, website content, websites, literary works, mask works, copyright, applications and registrations therefor; (b) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items, including industrial designs, and improvements thereto (whether or not patentable), patents and patent applications (including all reissues, renewals, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions (including supplemental protection certificates) thereof and any disclosures relating thereto); (c) trademarks, trade names, symbols, designs, slogans, logos, trade dress and other designations or similar indica of source or origin, and combinations of the preceding items, used to identify or distinguish the origin of a business, good, group, product, or service or to indicate a form of certification, and trademarks, including any registrations and applications for registration thereof, and all goodwill associated therewith; (d) trade secrets, confidential or proprietary information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, business plans, including with respect to regulatory filings, (collectively, “Proprietary Information”); (e) embodiments of any of the foregoing in any form and incorporated in or on any media; (f) Internet domain names, URLs, user names and social media identifiers, handles and tags, including any registrations and applications for registrations thereof; (g) proprietary data, including data in databases and data collections (including analytics data, knowledge databases, customer lists, and customer databases) (collectively, “Data”); and (h) all other intellectual property or proprietary rights, including moral rights, now known or hereafter recognized in any jurisdiction.

“Intervening Event” means any Effect that (a) is material to the business, assets, Liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, (b) occurs after the date of this Agreement, that was neither known to or reasonably foreseeable by the Company Board as of or prior to the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable by the Company Board as of or prior to the date of this Agreement) and (c) does not relate to an Acquisition Proposal; provided, that, no Effect to the extent resulting from, attributable to or arising out of any of the following shall be taken into account in determining whether an “Intervening Event” has occurred: (i) any change in the Company’s stock price or the trading volume of the Company’s stock or (ii) the fact that the Company exceeds any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations in each case, in and of itself.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“IT Systems” means any and all computer hardware, Software, middleware, firmware, servers, workstations, routers, hubs, switches, data communications lines, electronic data processing and information and communications systems, relating to the generation, transmission, storage, maintenance or processing of data and information, whether or not in electronic form, that are owned, controlled, or used by the Company, all other information technology equipment and other information technology hardware and infrastructure, including any “Infrastructure-as-a-Service” or “Platform-as-a-Service” or other cloud or hybrid cloud services, and all associated documentation, in each case, owned, controlled, or used by the Company or any of its Subsidiaries.

“Knowledge” means, (a) with respect to the Company, the actual knowledge of any of the individuals listed on Section 1.1(a) of the Company Disclosure Letter after reasonable inquiry with respect to any matter in question and (b) with respect to Parent or Merger Sub, the actual knowledge of the executive officers of Parent after reasonable inquiry with respect to any matter in question.

“Law” means any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including, for the avoidance of doubt, the Money Transmitter Laws).

“Leased Real Property” has the meaning ascribed to such term in Section 3.18(b).

“Legal Proceeding” means any (a) civil, criminal or administrative actions, claims or suits and (b) litigations, arbitrations or other proceedings, in each of (a) and (b), by or before any Governmental Authority.

“Liabilities” means any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, license, encumbrance, easement, right of way or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, use, exercise or transfer of any other attribute of ownership of any asset).

“Material Contract” has the meaning ascribed to such term in Section 3.19(a).

“Material Customers” has the meaning ascribed to such term in Section 3.22(a).

“Material Suppliers” has the meaning ascribed to such term in Section 3.22(b).

“Merger” has the meaning ascribed to such term in the Recitals.

“Merger Consideration” has the meaning ascribed to such term in Section 2.7(a)(i).

“Merger Sub” has the meaning ascribed to such term in the Preamble.

“Money Transmitter Alternative Arrangements” means any suspension, cessation or modification of activities or arrangement or combination thereof that is reasonably designed by the Company, and reasonably satisfactory to Parent, to (i) avoid a requirement that the Company or its Subsidiaries hold a Money Transmitter License in the applicable jurisdiction; (ii) comply with all applicable Laws, including Money Transmitter Laws; (iii) mitigate any adverse impact on (including any incremental costs incurred by) the business of the Company and its Subsidiaries; and (iv) avoid a breach, violation or default by the Company or its Subsidiaries of any contract with a material customer of the money transmitter business of the Company and its Subsidiaries; which may include the Company or its Subsidiaries entering into arrangements reasonably satisfactory to Parent with one or more third parties that possess the necessary licenses and infrastructure providing the ability to create agency relationships to enable the Company and its Subsidiaries, from and after the Effective Time in such jurisdiction, to continue to operate the business of the Company and its Subsidiaries to offer, indirectly through such third parties, money transmission services in such jurisdiction in substantially the manner as operated immediately prior to the Effective Time.

“Money Transmitter Consents” means any Consent required to be obtained or made under any applicable Money Transmitter Laws in those jurisdictions where the Company or its Subsidiaries holds a Money Transmitter License as set forth in Section 3.23(a)(i) of the Company Disclosure Letter and, for the avoidance of doubt, shall include any assurance reasonably acceptable to Parent from the applicable Governmental Authority that no adverse action related to the failure to obtain formal Consent prior to the Effective Time will be taken against the Company, its Subsidiaries, or Parent in connection with the continued conduct of the operations of the Company or its Subsidiaries in the applicable jurisdiction, notwithstanding the pendency of such formal Consent.

“Money Transmitter Laws” means any and all United States Laws applicable to money transmitters, money services businesses, or other persons or entities engaged in: (i) the business of accepting, transmitting, or remitting money, currency, funds, or other items of monetary value by any means and (ii) any other payment or money transmission services under applicable Law, including without limitation issuing or selling payment instruments or items of monetary value and the custody, transfer, or exchange of money or items of monetary value or any similar payment or money service.

“Money Transmitter Licenses” means any license, registration or similar authorization of a Governmental Authority required under any Money Transmitter Law to conduct the business of the Company and its Subsidiaries as currently conducted.

“Money Transmitter Pending Jurisdiction” means those jurisdictions where the Company or its Subsidiaries has applied for a Money Transmitter License and such application remains pending as set forth in Section 3.23(a)(ii) of the Company Disclosure Letter; provided that, if the Company or its Subsidiary receives a Money Transmitter License in a Money Transmitter Pending Jurisdiction prior to the Effective time, then such jurisdiction shall cease to be a Money Transmitter Pending Jurisdiction and any further Consent of such jurisdiction with respect to the Transactions shall be treated as a Money Transmitter Consent.

“NASDAQ” means The NASDAQ Stock Market LLC.

“New Plans” has the meaning ascribed to such term in Section 6.5(b).

“Old Plans” has the meaning ascribed to such term in Section 6.5(b).

“Open Source Software” means Software that is used, licensed, developed, hosted, incorporated into, or otherwise relied upon by the Company or any of its Subsidiaries pursuant to (a) any license that is approved by the Open Source Initiative (www.opensource.org), (b) any license under which Software is licensed or distributed as “free software”, “open source software” or under similar terms or (c) a license that requires or that conditions any rights granted in such license on (i) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer (other than as prohibited under Law) any such other Software or (iv) a requirement that such other Software be redistributable by other licensees.

“Order” means any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property or assets under applicable Law.

“Parent” has the meaning ascribed to such term in the Preamble.

“Parent Related Party” means any of Parent, its Affiliates, each of the direct and indirect stockholders, partners, managers or other equity or security holders of Parent or any of its Affiliates and any Representative of any of the foregoing.

“Parent Termination Fee” has the meaning ascribed to such term in Section 8.3(c).

“Participant” means any current or former director, officer or employee of the Company or any of its Subsidiaries or any current or former individual independent contractor providing services to the Company or any of its Subsidiaries.

“Paying Agent” has the meaning ascribed to such term in Section 2.8(a).

“Paying Agent Agreement” has the meaning ascribed to such term in Section 2.8(a).

“Payment Fund” has the meaning ascribed to such term in Section 2.8(b).

“Permit” means franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, Consents, certificates, approvals and Orders of any Governmental Authority.

“Permitted Liens” means any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (b) statutory mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other similar statutory liens arising or incurred in the ordinary course of business relating to obligations which are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (c) with respect to real property, (i) easements, covenants, restrictions, title imperfections and rights-of-way (unrecorded and of record) and other similar non-monetary encumbrances and (ii) zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, in each case of clauses (i) and (ii), that are not presently violated in any material respect and that do not materially impair the ability of the Company or the Subsidiaries to use or operate the real property to which it relates; (d) Liens of lessors granted pursuant to the terms of the Real Property Leases for which no amounts are delinquent and any Lien to which the fee or any superior leasehold interest is subject that does not materially impair the ability of the Company or the Subsidiaries to use or operate the real property to which it relates; (e) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security Laws; (f) with respect to leased personal property, the terms and conditions of the lease applicable thereto; and (g) with respect to Intellectual Property Rights, non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Data” means any data or information maintained by or on behalf of the Company (a) that is reasonably capable of being used to identify, contact, or precisely locate an individual or household, including name, address, phone number, fax number, e-mail address, username, photograph, social security number, government-issued identifier, or other unique device identifier and (b) any data or information defined as “personal data”, “personal information”, “personally identifiable information”, “nonpublic personal information” or “individually identifiable health information” under any applicable Law.

“Plan” means each (a) “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (b) employment, independent contractor, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus, incentive, disability, medical, vision, dental, health, life insurance, fringe benefit or other compensation or benefit plan, program, agreement, arrangement, policy, trust, fund or contract, whether written or unwritten, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which the Company or any of its Subsidiaries may have any Liability, whether actual or contingent, in each case, excluding each plan, program, agreement or arrangement maintained by a Governmental Authority.

“Privacy and Data Security Requirements” means: any applicable Laws, Contracts, public or posted Company or Subsidiary privacy policies, public representations, or notices, industry standards or self-regulatory frameworks binding on the Company or any of its Subsidiaries relating to privacy, data protection, or data security or regulating the collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, processing, linking, transferring or storing of Personal Data or Company Data.

“Proxy Statement” has the meaning ascribed to such term in Section 3.6.

“Proxy Statement Clearance Date” means the earliest of (a) the first Business Day immediately following the date on which the Company is informed by the SEC, orally or in writing, that the Proxy Statement will not be reviewed by the SEC, (b) in the event that the Company receives comments from the SEC on the preliminary Proxy Statement, the first Business Day immediately following the date the SEC informs the Company orally or in writing that the SEC staff has no further comments on the preliminary Proxy Statement and (c) in the event that the Company does not receive comments from the SEC on the preliminary Proxy Statement, the first Business Day following the ten calendar day waiting period in Rule 14a-6(a) promulgated under the Exchange Act with respect to the Proxy Statement.

“Public Health Measures” shall mean any quarantine, “shelter-in-place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or similar Law, Order or formal recommendation by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or any other virus, infection or infectious or transmissible disease, including the Families First Coronavirus Response Act and the CARES Act.

“Real Property Leases” has the meaning ascribed to such term in Section 3.18(b).

“Registered Intellectual Property Rights” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority or domain name registrars in any jurisdiction.

“Regulatory Action” has the meaning ascribed to such term in Section 6.2(b).

“Release” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into or through the environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata).

“Representative” means with respect to any Person, its directors, officers or other employees, Affiliates, or any investment banker, attorney or other agent or representative retained by such Person.

“Sanctioned Person” means any Person or vessel that is the subject or target of Sanctions, including by being (a) listed on any Sanctions-related list of designated persons such as the OFAC Specially Designated Nationals and Blocked Persons List, the EU Consolidated List of Persons subject to EU Financial Sanctions, the UK Consolidated List of Financial Targets, the Entity List, and the Military End User List; (b) part of a government of a Sanctioned Territory, (c) 50% or greater owned or controlled by Person(s) described in clause (a) or (b) of this definition; (d) located, ordinarily resident or operating within, or organized under the laws of, a Sanctioned Territory; or (e) identified on the U.S. Department of the Commerce’s Denied Persons List, Unverified List, or the U.S. Department of State’s Debarred List.

“Sanctioned Territory” means a country or territory that is the subject or target of comprehensive Sanctions (at the date of this Agreement Cuba, Iran, North Korea, Crimea and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine), and Syria.

“Sanctions” means all applicable Laws relating to economic, financial or trade sanctions, or embargoes administered or enforced by the United States (including by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Section 5.3 Notice” has the meaning ascribed to such term in Section 5.3(c).

“Securities Act” means the Securities Act of 1933.

“Security Assessment” has the meaning ascribed to such term in Section 5.12(a).

“Security Assessment Team” has the meaning ascribed to such term in Section 5.12(a).

“Security Incident” means any reasonably suspected or actual unauthorized access, acquisition, use, disclosure, modification or destruction of Personal Data or Company Data.

“Software” means all (a) software, firmware, middleware, computer programs and applications (including web, mobile, server, desktop, embedded, and cloud-based software), in source code, object code, executable code, scripts, markup, datafiles, architecture, or any other form, (b) algorithms (including payment and fraud prevention algorithms), models (including artificial intelligence and machine learning models), methodologies, and any software or firmware implementations thereof, (c) databases and compilations of data, whether machine readable or otherwise, and related materials, and (d) application programming interfaces (“API”), API specifications, payment application interfaces, integration connectors, cloud-native applications and scripts, and deployment and automation tools.

“Source Code Scan” has the meaning ascribed to such term in Section 5.12(b).

“Specified Contracts” means each Contract of the type described in Sections 3.19(a)(i) (other than Contracts of the type described in Section 3.19(a)(i) where the counterparty to the Company is the Person set forth in Section 1.1(c) of the Company Disclosure Letter), 3.19(a)(ii), 3.19(a)(iii), 3.19(a)(iv), 3.19(a)(xi) or 3.19(a)(xx).

“Subsidiary” of any Person means (a) a corporation or other business entity (other than a partnership, joint venture or limited liability company) more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Subsidiary Securities” has the meaning ascribed to such term in Section 3.2(e).

“Superior Proposal” means a written, bona fide Acquisition Proposal received by or on behalf of the Company after the date of this Agreement that the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, would be (a) more favorable to the Company Stockholders, from a financial point of view, than the terms of the Merger (including any changes to the terms and conditions of this Agreement proposed by Parent in response to such Acquisition Proposal) and (b) reasonably likely to be consummated in accordance with its terms, in the case of each of clauses (a) and (b), taking into account all factors and matters deemed relevant by the Company Board, including (i) all financial aspects and terms of such Acquisition Proposal, including the amount, form and timing of payment of consideration, and any termination or break-up fees or expense reimbursement provisions, (ii) all regulatory, legal and stockholder approval aspects and terms of such Acquisition Proposal, including any conditions to, the likelihood of, and the time likely to be required for consummation of such Acquisition Proposal on the terms set forth therein, (iii) all financing aspects and terms of such Acquisition Proposal, including the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency and (iv) the identity of the Person making such Acquisition Proposal; provided, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “20%” and “80%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”.

“Surviving Corporation” has the meaning ascribed to such term in Section 2.1.

“Tax” means all federal, state, local or foreign income, gross receipts, sales, use, value added, stamp, environmental, employment, franchise, property, windfall, profit, production, use, license, alternative or add-on minimum, ad valorem, withholding on amounts paid to or by any Person, custom, duty, payroll, social security, unemployment, FICA, FUTA, excise, occupation and other taxes, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed or collected by any Governmental Authority with respect thereto.

“Tax Return” means any report, declaration, return, information return, or statement required or permitted to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Date” has the meaning ascribed to such term in Section 8.1(b)(i).

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Trustee” has the meaning ascribed to such term in Section 5.10(c).

“TSE” means the Tokyo Stock Exchange.

“Uncertificated Share” has the meaning ascribed to such term in Section 2.8(c)(ii).

“Unvested Company Performance RS Award” means a Company Performance RS Award that is not a Vested Company Performance RS Award.

“Unvested Company PSU Award” means a Company PSU Award that is not a Vested Company PSU Award.

“Unvested Company RS Award” means a Company RS Award that is not a Vested Company RS Award.

“Unvested Company RSU Award” means a Company RSU Award that is not a Vested Company RSU Award.

“Vested Company Equity Award Consideration” has the meaning ascribed to such term in Section 2.7(d)(i).

“Vested Company Performance RS Award” means a Company Performance RS Award that is outstanding and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the Transactions contemplated hereby (and without any additional action by the Company, the Company Board or a committee thereof), including each Company Performance RS Award listed on Section 1.1(d) of the Company Disclosure Letter and each other Company Performance RS Award to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time.

“Vested Company PSU Award” means a Company PSU Award that is unsettled, outstanding and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the Transactions contemplated hereby (and without any additional action by the Company, the Company Board or a committee thereof), including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time.

“Vested Company RS Award” means a Company RS Award that is outstanding and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the Transactions contemplated hereby (and without any additional action by the Company, the Company Board or a committee thereof), including each Company RS Award held by any non-employee director and each other Company RS Award to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time.

“Vested Company RSU Award” means a Company RSU Award that is unsettled, outstanding and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the Transactions contemplated hereby (and without any additional action by the Company, the Company Board or a committee thereof), including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time.

“Willful Breach” means a material breach of a covenant or obligation set forth in this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would reasonably be expected to cause or constitute such material breach of a covenant or obligation set forth in this Agreement.

1.2 Certain Interpretations.

(a) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(b) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(c) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof,” “herein,” “hereby,” “herewith”, “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) When used herein, the word “extent” and the phrase “to the extent” mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(g) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(h) References to “$” and “dollars” are to the currency of the United States of America.

(i) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(j) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k) Except as otherwise specified, (i) references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person and (iii) references from or through any date mean from and including or through and including, respectively.

(l) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Unless otherwise specified in this Agreement, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded.

(m) Where used with respect to information, the phrases “delivered” or “made available” to Parent or Merger Sub or its Representatives mean that material has been (i) contained in unredacted form in the Company SEC Reports or (ii) posted in the “Neon” virtual data room established by the Company prior to the execution of this Agreement.

(n) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(o) The word “or” shall be disjunctive but not exclusive.

ARTICLE II

THE MERGER

2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Closing. The consummation of the Merger (the “Closing”) shall take place by electronic exchange of signatures and documents at 8:00 a.m., New York City time, no later than the fifth Business Day following the satisfaction (or waiver, if permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree on in writing. The date on which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.3 The Effective Time. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and shall take such further actions as may be required to make the Merger effective. The Merger shall become effective at the time and day of such filing with and acceptance by the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL, including Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. By virtue of the Merger and without necessity of further action by the Company or any other Person, at the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth on Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to the provisions of Section 6.4(a)).

(b) Bylaws. The parties hereto shall take all necessary action so that, at the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be CSG Systems International, Inc.), and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by applicable Law (subject to the provisions of Section 6.4(a)).

2.6 Directors and Officers.

(a) Directors. The directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Officers. The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the initial officers of the Surviving Corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.7 Effect on Capital Stock.

(a) Capital Stock. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(i) Company Shares. Each Company Share that is outstanding immediately prior to the Effective Time (excluding any Company Restricted Shares, Excluded Shares or Dissenting Company Shares) shall be automatically converted into the right to receive $80.70 per share in cash (the “Merger Consideration”), without interest thereon and less any applicable withholding Taxes, in compliance with the procedures set forth in Section 2.8.

(ii) Excluded Company Shares. Each Company Share owned immediately prior to the Effective Time (A) by the Company (as treasury stock or otherwise), other than shares held on behalf of third parties, or (B) by Parent or Merger Sub or any direct or indirect wholly owned Subsidiary of Parent or Merger Sub shall be canceled and extinguished without any conversion thereof or consideration paid therefor at the Effective Time by virtue of the Merger. The Company Shares described in this Section 2.7(a)(ii) shall be referred to herein as the “Excluded Shares”.

(iii) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and, immediately following the Effective Time, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Adjustment to the Merger Consideration. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Shares or securities convertible into or exchangeable into or exercisable for Company Shares, occurring on or after the date of this Agreement and prior to the Effective Time, the Merger Consideration shall be equitably adjusted so as to provide any Company Stockholder and any holder of Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.7(b) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held or beneficially owned by Company Stockholders who are entitled to demand and have properly and validly demanded their statutory rights of appraisal in respect of such Company Shares in compliance in all respects with Section 262 of the DGCL (collectively, “Dissenting Company Shares”), shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.7(a), but instead such holder shall be entitled to receive such consideration as may be determined to be due to such holder of Dissenting Company Shares pursuant to Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or otherwise lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon and less any applicable withholding Tax pursuant to Section 2.8(e), on surrender of such Company Shares in the manner provided in Section 2.8.

(ii) The Company shall give Parent (A) prompt notice of any demands or purported demands for appraisal received by the Company, withdrawals of such demands or purported demands, and any other documents or instruments delivered or served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to participate in and direct all negotiations and proceedings with respect to the foregoing in respect of Dissenting Company Shares. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make or propose to make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d) Company Equity Awards.

(i) Each Vested Company RS Award, Vested Company Performance RS Award, Vested Company RSU Award and Vested Company PSU Award, shall, as of the Effective Time, automatically and without any required action on the part of the holder thereof, be converted into the right to receive a cash amount equal to the sum of (A) (x) the total number of Company Shares subject to such Vested Company RS Award, Vested Company Performance RS Award, Vested Company RSU Award or Vested Company PSU Award, as applicable, multiplied by (y) the Merger Consideration plus (B) in the case of a Vested Company RS Award or Vested Company Performance RS Award, any accrued and unpaid dividends, if any, corresponding to such Vested Company RS Award or Vested Company Performance RS Award, as applicable (the “Vested Company Equity Award Consideration”).

(ii) Except as set forth on Section 2.7(d)(ii) of the Company Disclosure Letter, each Unvested Company RS Award and Unvested Company RSU Award shall, as of the Effective Time, automatically and without any required action on the part of the holder thereof, be converted into the right to receive a cash amount equal to the sum of (A) (x) the total number of Company Shares subject to such Unvested Company RS Award or Unvested Company RSU Award, as applicable, multiplied by (y) the Merger Consideration plus (B) in the case of an Unvested Company RS Award, any accrued and unpaid dividends, if any, corresponding to such Unvested Company RS Award (the “Cash Replacement Time-Based Award Amounts”), which Cash Replacement Time-Based Award Amounts will vest and be payable at the same time as the Unvested Company RS Award or Unvested Company RSU Award, as applicable, for which such Cash Replacement Time-Based Award Amounts were exchanged. Such Cash Replacement Time Based Award Amounts will continue to vest on substantially the same terms and conditions (including with respect to accelerated vesting) as applied to the corresponding Unvested Company RS Award or Unvested Company RSU Award, except for terms rendered inoperative by reason of the Transactions.

(iii) Except as set forth on Section 2.7(d)(iii) of the Company Disclosure Letter, each Unvested Company Performance RS Award and Unvested Company PSU Award for which the applicable performance period has not been completed as of the Effective Time shall, as of the Effective Time, automatically and without any required action on the part of the holder thereof, be converted into the right to receive a cash amount equal to the sum of (A) (x) the total number of Company Shares subject to such Unvested Company Performance RS Award or Unvested Company PSU Award, as applicable, multiplied by (y) the Merger Consideration plus (B) in the case of an Unvested Company Performance RS Award, any accrued and unpaid dividends, if any, corresponding to such Unvested Company Performance RS Award (the “Cash Replacement Performance-Based Award Amounts”), which Cash Replacement Performance-Based Award Amounts will vest and be payable at the same time as the Unvested Company Performance RS Award or Unvested Company PSU Award, as applicable, for which such Cash Replacement Performance-Based Award Amounts were exchanged; provided that the performance level for purposes of determining the number of Company Shares subject to each Unvested Company Performance RS Award and Unvested Company PSU Award shall be treated as set forth on Section 2.7(d)(iii) of the Company Disclosure Letter. Except as set forth in the immediately preceding sentence, all Cash Replacement Performance-Based Award Amounts will continue to vest on substantially the same terms and conditions (including, with respect to accelerated vesting) as applied to the corresponding Unvested Company Performance RS Award and Unvested Company PSU Award, except for terms rendered inoperative by reason of the Transactions.

(e) Payment in Respect of Company Equity Awards. As soon as reasonably practicable after the Effective Time (but no later than the first payroll date that occurs more than five Business Days after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation or its applicable Subsidiary (or such other method as the Company typically utilizes for such amounts) the amounts payable pursuant to the Vested Company Equity Award Consideration, with such amounts to be paid net of any withholding Taxes required to be deducted and withheld by applicable Laws; provided that in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, such amounts shall be paid at the earliest time that will not trigger a tax or penalty under Section 409A of the Code. The Surviving Corporation shall pay any portion of the Cash Replacement Time-Based Award Amounts and Cash Replacement Performance-Based Award Amounts that vests to the applicable holder thereof no later than the first regularly scheduled payroll date that occurs more than five Business Days following the applicable vesting date.

(f) Company Actions; Termination of Company Stock Plan. Prior to the Effective Time, the Company or Company Board (or, if appropriate, any committee administering the Company Stock Plan), as applicable, shall adopt such resolutions and take such other actions as may be necessary or appropriate to (i) effectuate the treatment of the Company Equity Awards pursuant to this Section 2.7, (ii) ensure that from and after the Effective Time, none of Parent, Merger Sub or the Surviving Corporation shall be required to deliver Company Shares to any Person pursuant to Company Equity Awards pursuant to this Section 2.7 and (iii) terminate the Company Stock Plan and all award agreements thereunder, effective as of, and contingent on, the Effective Time, such that no Company Equity Awards or other rights with respect to Company Shares shall be granted following the Effective Time.

(g) Company ESPP. Prior to Effective Time, the Company or Company Board (or, if appropriate, any committee administering the Company ESPP), as applicable, shall adopt such resolutions and take such other actions as may be necessary or appropriate to ensure that (i) no Purchase Period (as defined in the Company ESPP) under the Company ESPP shall be commenced or extended on or after the date of this Agreement, (ii) beginning on the date of this Agreement, no new participants may join the Company ESPP during the Purchase Period in existence under the Company ESPP as of the date of this Agreement (such period, the “Existing Purchase Period”), (iii) beginning on the date of this Agreement, no participant may increase the amount of his or her payroll deductions with respect to the Existing Purchase Period, (iv) if the Effective Time shall occur prior to the end of the Existing Purchase Period, all participant contributions under the Company ESPP shall be used to purchase Company Shares no later than five (5) Business Days prior to the expected Effective Time in accordance with the terms of the Company ESPP as if such date was the last day of the Existing Purchase Period (such date, the “ESPP Purchase Date”) and (v) the Company ESPP shall terminate in its entirety on the Closing Date and no further rights shall be granted or exercised under the Company ESPP thereafter.

2.8 Payment for Company Securities; Exchange of Certificates.

(a) Paying Agent. Prior to the Closing Date, Parent shall designate and appoint a nationally recognized, reputable U.S. bank or trust company (the identity of which shall be subject to the reasonable prior approval of the Company) to act as the paying agent for the Company Stockholders entitled to receive the Merger Consideration pursuant to this Article II (the “Paying Agent”) and, in connection therewith, enter into an agreement with the Paying Agent in form and substance reasonably acceptable to the Company (the “Paying Agent Agreement”).

(b) Payment Fund. At or immediately after the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to the Company Stockholders pursuant to the provisions of this Article II, an amount of cash equal to the aggregate cash consideration to which Company Stockholders are entitled under this Article II (which, for the avoidance of doubt, shall not include any amounts payable pursuant to Section 2.7(d)). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent as reasonably directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months (such cash amount being referred to herein as the “Payment Fund”). Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation in accordance with Section 2.8(g) and Parent or the Surviving Corporation shall be responsible for any income taxes on such interest and other income. No investment or losses thereon shall affect the consideration to which the holders of the Company Shares are entitled under this Article II and to the extent that there are any losses with respect to any investments of the Payment Fund, or the Payment Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make in full such payments contemplated by this Article II. The Payment Fund shall not be used for any purpose other than as expressly provided in this Agreement.

(c) Payment Procedures.

(i) Promptly following the Effective Time (but in no event later than the fifth Business Day thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail, to each holder of record (as of immediately prior to the Effective Time) of any outstanding Company Shares represented by a certificate (each, a “Certificate”) (other than any Company Restricted Shares, Excluded Shares or Dissenting Company Shares) (1) a letter of transmittal in customary form reasonably satisfactory to the Company and Parent and (2) instructions for use in effecting the surrender of such Certificates (or affidavits of loss in lieu thereof, as provided in Section 2.10) in exchange for the Merger Consideration payable in respect thereof pursuant to this Article II. Upon surrender of Certificates (or affidavits of loss in lieu thereof) for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time the Merger Consideration payable for each Company Share represented by such Certificate pursuant to Section 2.7 (less any applicable withholding Tax pursuant to Section 2.8(e)), and the Certificates so surrendered shall forthwith be canceled.

(ii) Promptly following the Effective Time (but in no event later than the fifth Business Day thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail, to each holder of record (as of immediately prior to the Effective Time) of any non-certificated Company Shares held in book-entry form (each, an “Uncertificated Share”) not held, directly or indirectly, through DTC (other than any Company Restricted Shares, Excluded Shares or Dissenting Company Shares) (1) a customary notice of the effectiveness of the Merger in such form and containing such provisions as are reasonably acceptable to the Company and (2) instructions for use in effecting the surrender of such Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to this Article II.

(iii) With respect to Uncertificated Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent shall transmit to DTC or its nominees, as promptly as practicable after the Effective Time, on surrender of Company Shares (other than any Company Restricted Shares, Excluded Shares or Dissenting Company Shares) held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration payable in respect thereof pursuant to Section 2.7(a)(i).

(iv) On surrender of Company Shares (other than any Company Restricted Shares, Excluded Shares or Dissenting Company Shares) that (A) are represented by Certificates, by physical surrender of such Certificates (or affidavits of loss in lieu thereof Certificates, as provided in Section 2.10) together with the letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), (B) are Uncertificated Shares not held, directly or indirectly, through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of such Uncertificated Shares (or such other reasonable evidence, if any, of surrender with respect to such Uncertificated Shares as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement) or (C) are Uncertificated Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries pursuant to Section 2.8(c)(iii), the holder of such Certificate or Uncertificated Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Company Share formerly represented by such Certificate (or affidavits of loss in lieu thereof, as provided in Section 2.10) or Uncertificated Share (less any applicable withholding Tax pursuant to Section 2.8(e)), and the Certificate or Uncertificated Share so surrendered shall forthwith be canceled.

(v) Until surrendered as contemplated by this Section 2.8, each Certificate and Uncertificated Share (other than Certificates representing, or Uncertificated Shares that are, Company Restricted Shares, Excluded Shares or Dissenting Company Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, without interest thereon and less any applicable withholding Tax pursuant to Section 2.8(e).

(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for any such Taxes in the circumstances described in this Section 2.8(d).

(e) Required Withholding. Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of Company Shares and Company Equity Awards such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws (including with respect to any amounts treated as interest under Section 483 of the Code). Parent shall reasonably cooperate with the Company to obtain any affidavits, certificates and other documents as may reasonably be expected to afford to the Company and its stockholders reduction of or relief from such deduction or withholding. To the extent that such amounts are so deducted and withheld, each such payor shall take all action as may be necessary to ensure any such amounts so withheld are timely and properly remitted to the appropriate Governmental Authority. Any amounts deducted and withheld under this Agreement that are timely and properly remitted to the appropriate Governmental Authority shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Company Shares at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Distribution of Payment Fund to Parent. Any portion of the Payment Fund (including any interest or other amounts earned with respect thereto) that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is 12 months after the Effective Time shall be delivered to Parent on demand, and any Company Stockholders who have not theretofore surrendered their Certificates or Uncertificated Shares representing such Company Shares that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares formerly represented by such Certificates or Uncertificated Shares solely to Parent or the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.

2.9 No Further Ownership Rights in Company Shares. From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and (a) each holder of a Certificate or Uncertificated Share (in each case other than Certificates representing, or Uncertificated Shares that are, Company Restricted Shares, Excluded Shares or Dissenting Company

Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor on the surrender thereof in accordance with the provisions of Section 2.8, (b) each holder of any Company Restricted Shares shall cease to have any rights with respect thereto, except the right to receive the amounts payable therefor pursuant to Section 2.7(d), (c) each holder of any Excluded Shares shall cease to have any rights with respect thereto and (d) each holder of any Dissenting Company Shares shall cease to have any rights with respect thereto except the rights specified in Section 2.7(c). The Merger Consideration or the consideration specified in Section 2.7(c), as applicable, paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed, and thereafter there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates which immediately prior to the Effective Time represented outstanding Company Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7 or that were converted into the right to receive any amount pursuant to Section 2.7(d) shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, on the making of a customary affidavit of that fact by the holder thereof, in the form and substance as reasonably requested by the Paying Agent, the Merger Consideration payable in respect thereof pursuant to Section 2.7 and the amounts in respect of Company Restricted Shares pursuant to Section 2.7(d), as applicable; provided, that the Paying Agent, Parent or the Surviving Corporation may, in its discretion and as a condition precedent to the payment of such Merger Consideration or the amounts in respect of Company Restricted Shares pursuant to Section 2.7(d), as applicable, require the owners of such lost, stolen or destroyed Certificates to deliver a customary indemnity (which may include the posting of a bond in a reasonable amount) against any claim that may be made against Parent, the Surviving Corporation, the Paying Agent or any of their respective Affiliates with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Necessary Further Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under, or duty or obligation with respect to, any of the property, rights, privileges, powers or franchises, or any of the debts or Liabilities, of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or Liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) or (b) any Company SEC Reports filed with or furnished to the SEC since January 1, 2023 and publicly available prior to the date of this Agreement (excluding any disclosure under the heading “Risk Factors” or “Special Note Regarding Forward-Looking Statements” (or other disclosures to the extent predictive, cautionary or forward-looking in nature)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification.

(a) The Company is duly organized and validly existing under the Laws of the State of Delaware. Each of the Company’s Subsidiaries is duly organized and validly existing under the Laws of its respective jurisdiction of incorporation. The Company is in good standing under the laws of the State of Delaware and has all corporate power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and conduct its business as currently conducted, except in each case for such failure to be in good standing or have such power and authority that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or consummate the Transactions. Each of the Company’s Subsidiaries is in good standing under the laws of its respective jurisdiction of incorporation or organization (to the extent such concepts are recognized in the applicable jurisdiction) and has all corporate or similar power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and to conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its significant subsidiaries (as such term is defined in Section 1.02 of Regulation S-X under the Exchange Act); provided, that the Company will use commercially reasonable efforts following the date of this Agreement to make available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as then in effect of all of its Subsidiaries. The Company is not in violation of its certificate of incorporation or bylaws, and no Subsidiary of the Company is in violation of its certificate of incorporation or bylaws (or similar governing documents) in any material respect.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 Company Shares and 1,000,000 shares of Company Preferred Stock. As of the close of business on October 27, 2025, (the “Capitalization Date”), (i) 27,428,510 Company Shares (other than Company Restricted Shares) were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding and (iii) 42,366,729 Company Shares were held by the Company in its treasury. From the Capitalization Date to the execution of this Agreement, the Company has not issued any Company Shares. All of the outstanding Company Shares (A) have been duly authorized and validly issued, (B) are fully paid and nonassessable and (C) are free of any preemptive rights or any similar right created by applicable Law, the organizational documents of the Company or any agreement to which the Company is a party or otherwise bound.

(b) As of the close of business on the Capitalization Date, (i) an aggregate of 1,833,908 Company Shares were subject to Company Equity Awards, consisting of (A) 593,971 Company Restricted Shares granted pursuant to Company RS Awards, (B) 502,739 Company Restricted Shares granted pursuant to Company Performance RS Awards, (C) 486,713 additional Company Shares subject to issuance assuming maximum achievement of performance goals pursuant to the Company Performance RS Awards; (D) 226,175 Company Shares subject to Company RSU Awards, and (E) 12,155 and 24,310 Company Shares subject to Company PSU Awards assuming achievement of performance goals at target and maximum levels, respectively, (ii) 2,720,228 Company Shares were reserved for future issuance under the Company Stock Plan and (iii) 996,664 Company Shares were reserved for future issuance under the Company ESPP and a maximum of 3,405.496 Company Shares could be acquired with accumulated payroll deductions pursuant to the Company ESPP as of the ESPP Purchase Date (assuming that (A) the market price of a Company Share as of the ESPP Purchase Date is equal to the Merger Consideration and (B) payroll deductions continue at the rate in effect as of the Capitalization Date). Section 3.2(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the close of business on the Capitalization Date, for each outstanding Company Equity Award, (i) the name of each holder of each such Company Equity Award, (ii) the target number of Company Restricted Shares or Company Shares subject to each such Company Equity Award, (iii) the number of Company Shares issuable assuming maximum achievement of performance goals pursuant to such Company Equity Award, if applicable, (iv) the grant or issuance date of each such Company Equity Award, (v) the vesting schedule, (vi) whether the holder filed an election under Section 83(b) of the Code with respect to such Company Equity Award, and (vii) the amount of accumulated dividends in respect of such Company Equity Award, if any. Each Company Equity Award was granted in accordance with the terms and conditions of the Company Stock Plan, all applicable Laws and any applicable NASDAQ rules or policies. Each Company Equity Award may by its terms be treated at the Effective Time as set forth in Section 2.7(d).

(c) Except for the Company Equity Awards set forth in Section 3.2(b) above and the Convertible Notes, as of the date of this Agreement there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable for or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), capital stock or voting securities or other ownership interests in the Company (or, in each case, the economic equivalent thereof) or (iii) obligations requiring the Company to grant, extend or enter into any subscription, stock option, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii), and (iii), together with the shares of capital stock of the Company, being referred to collectively as “Company Securities”).

(d) Other than pursuant to the Indenture (giving effect to events or contingencies that are not existing as of the date of this Agreement), as of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities, other than for purposes of tax withholding or forfeitures with respect to any Company RS Award, Company Performance RS Award, Company RSU Award or Company PSU Award in accordance with the terms of the applicable award agreements. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(e) The Company or another of its Subsidiaries is the record and beneficial owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company, free and clear of any Lien (other than Permitted Liens), which shares or other equity or voting interests (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable (to the extent such concepts are applicable) and (iii) are free of any preemptive rights or any similar right created by applicable Law, the organizational documents of any applicable Subsidiary or any agreement to which the Company or any Subsidiary is a party or otherwise bound, and there are no irrevocable proxies with respect to any such shares. As of the date of this Agreement, with respect to each Subsidiary of the Company, there are no securities, options, warrants, rights or other agreements or commitments or obligations, in each case, of the type described in the definition of Company Securities, with respect to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (together with the shares of capital stock of the Subsidiaries of the Company, the “Subsidiary Securities”).

(f) Other than the Convertible Notes, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(g) No Company Securities (or other equity or ownership interests in the Company Shares, including any security or other Contract convertible into or exchangeable for any such equity or ownership interest) are held by any Subsidiary of the Company.

3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation and the percentage of the outstanding equity interests of each such Subsidiary owned by the Company, each of the other Subsidiaries of the Company and any third parties. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest, or any interest convertible into, exercisable for or exchangeable for any of the foregoing, in any Person.

3.4 Corporate Power; Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and agreements hereunder and subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 4.6, the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements hereunder or, subject to receipt of the Company Stockholder Approval, the consummation of the Transactions.

(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity (collectively, the “Enforceability Exceptions”).

(c) The Company Board, at a meeting duly called and held prior to the date of this Agreement, has unanimously (i) determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement and consummate the Transactions and declared this Agreement advisable, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions on the terms and subject to the conditions contained herein, (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders adopt this Agreement and (iv) directed that this Agreement be submitted to the Company Stockholders for adoption thereby.

3.5 Stockholder Approval. The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Company Shares (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting or any adjournment or postponement thereof, is the only vote of the holders of any class or series of the Company’s capital stock necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt this Agreement and approve the Merger.

3.6 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and agreements hereunder nor the consummation of the Transactions will (a) subject to the receipt of the Company Stockholder Approval, violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries, (b) require any Permit of, or filing with or notification to, any Governmental Authority except (i) as may be required under Antitrust and FDI Laws or the Money Transmitter Consents, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the filing with the SEC of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with, or result in a breach of any provisions of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or result in the loss of a material benefit or rights under any such Material Contract, (d) result in (or, with the giving of notice, the passage of time or otherwise, would result in) the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens or a Lien created by Parent or Merger Sub) or (e) assuming the accuracy of the representation set forth in the first sentence of Section 4.3 subject to the receipt of the Company Stockholder Approval, violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, except, in the case of clauses (b) through (e), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.7 Reports; Financial Statements; Internal Controls and Procedures.

(a) Since January 1, 2023, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by it with the SEC (as amended or supplemented, the “Company SEC Reports”), all of which have complied as of their respective filing dates or, to the extent amended, supplemented or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last amendment, supplement or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. As of their respective dates (or, to the extent amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement), none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for purposes of complying with Regulation FD promulgated under the Exchange Act. The Company has made available to Parent all material written correspondence with the SEC since January 1, 2023 through the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited and unaudited consolidated financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the Company SEC Reports (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act or except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments).

(c) The Company maintains, and at all times since January 1, 2023 has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, that assessment concluded that those controls were effective.

(d) The Company maintains, and at all times since January 1, 2023 has maintained, disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ.

(f) Except for matters resolved prior to the date of this Agreement, since January 1, 2023, (i) none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any of their respective employees, auditors, accountants or other Representatives has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practice, except as would not, individually or in the aggregate, reasonably be expected to be material to the preparation or accuracy of the Company’s financial statements and (ii) neither the Company nor any of its Subsidiaries has identified or been made aware of any “material weakness” or “significant deficiency” that has not been resolved to the satisfaction of the Company’s auditors.

3.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities of the type required to be disclosed on the Balance Sheet in accordance with GAAP, except (a) for liabilities to the extent reflected or reserved against in the Balance Sheet, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) for performance obligations on the part of the Company or any of its Subsidiaries pursuant to the terms of any Contract to which it is a party or by which it is bound (other than liabilities or obligations due to breaches thereunder), (d) as required by or incurred pursuant to the terms of this Agreement and (e) as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.9 Absence of Certain Changes.

(a) Since December 31, 2024, there has not been any Company Material Adverse Effect.

(b) Since the Balance Sheet Date until the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement and the consideration of other strategic alternatives to the Transactions that were not consummated and (ii) neither the Company nor any of its Subsidiaries has taken any action that would be prohibited under Section 5.1(b) (other than Section 5.1(b)(ii), (iii), (iv), (x), (xiii), (xiv), (xv) or (xvi)), had such action been taken after the execution of this Agreement.

3.10 Proxy Statement. The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the Company Stockholders and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub or any of their Representatives that is contained or incorporated by reference in the Proxy Statement.

3.11 Brokers; Certain Expenses. No broker, finder, investment banker or financial advisor other than Jefferies LLC (the “Company Financial Advisor”) is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the Transactions based on agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees. The Company has made available to Parent true, correct and complete copies of all Contracts under which any such fees or commissions are payable and all other contracts related to the engagement of the Company Financial Advisor.

3.12 Employee Benefit and Employee Matters.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Plan, organized by jurisdiction, as of the date of this Agreement.

(b) With respect to each material Plan, to the extent applicable, true, correct and complete copies of the following have been delivered or made available to Parent by the Company, as applicable: (i) all documents constituting such Plan, including amendments thereto, or a written summary in the case of any unwritten Plan; (ii) the most recent annual report on Form 5500, together with attached schedules, filed with respect to such Plan for which a Form 5500 filing is required by applicable Law; (iii) the most recent summary plan description and all related summaries of material modifications; (iv) the most recent IRS determination, notification, or opinion letter, if any, received; (v) any related trust agreements or other funding instruments; (vi) the most recent audited financial statements; (vii) the most recently prepared non-discrimination testing results; and (viii) any material correspondence with the Department of Labor, the IRS or any other Governmental Authority since January 1, 2023.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has either received a favorable determination letter from the IRS or may rely on a favorable prototype opinion letter from the IRS as to its qualified status and there are no facts or circumstances that would reasonably be expected to adversely affect such qualification or cause the imposition of a liability, penalty or Tax under ERISA, the Code or other applicable Laws with respect thereto. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Plan and any related trust has been established, maintained and administered in compliance with its terms and all provisions of ERISA, the Code, the Affordable Care Act and other applicable Law and the terms of any applicable collective bargaining agreement, (ii) the Company, each of its Subsidiaries and, to the Knowledge of the Company, all fiduciaries thereof are and at all times have been in compliance with all Laws relating to the Plans, and (iii) other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending, or to the Knowledge of the Company, threatened, against or involving any Plan or asserting any rights to or claims for benefits under any Plan.

(d) No Plan is subject to Title IV or Section 402 of ERISA or Section 412 or 4971 of the Code and neither the Company nor any of its ERISA Affiliates has, within the past six years, sponsored, maintained, participated in, contributed to or been obligated to sponsor, maintain or contribute to an employee benefit plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is, and neither the Company nor any of its ERISA Affiliates has, within the past six years, contributed to, or been obligated to contribute to, (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (as defined in 29 C.F.R. Section 4001.02) or a plan subject to Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state Law) or (iv) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code) or other funded arrangement for the provision of welfare benefits.

(e) No Plan provides for post-retirement or other post-employment benefits (including welfare benefits), other than health care continuation coverage as required by Section 4980B of the Code or any similar Law or ERISA or the full cost of which is borne by the employee or former employee (or any of their beneficiaries).

(f) Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or upon occurrence of any additional or subsequent events): (i) result in any compensation or benefits becoming due (including any retention, change in control, severance, termination, unemployment compensation or similar compensation or benefits), or increase the amount of any compensation or benefit due, to any Participant, (ii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits due to any Participant or under any Plan, (iii) directly or indirectly cause the transfer or setting aside of any material assets to fund any compensation or benefits under any Plan, (iv) limit or restrict the right of the Company to merge, amend or terminate any Plan or (v) result in the payment of any amount or any benefits that would, individually or in combination with any other such payments or benefits, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code, or result in the imposition of an excise tax under Section 4999, with respect to any Participant.

(g) No Tax penalties or additional Taxes have been imposed or would reasonably be expected to be imposed on any Participant as a result of a failure to comply with Section 409A of the Code with respect to any Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code. No Participant is entitled to any gross-up, make-whole or similar payment from the Company or any other Person in respect of any Tax (including Federal, state, provincial, territorial, municipal, local and non-U.S. income, excise and other Taxes (including Taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

(h) All Plans that provide benefits in respect of any Participant who is primarily based outside of the United States (i) have been maintained in accordance with all applicable Laws, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

(i) The Company has made available a true, correct and complete list, to the extent permitted by applicable Law, as of three Business Days prior to the date of this Agreement, of all employees of the Company and its Subsidiaries, including for each such employee, to the extent applicable: (i) name or employee identification number, (ii) employing entity, (iii) position or job title, (iv) date of hire (and service reference date, if different), (v) work location (country, city and state), (vi) current base salary or wage rate, (vii) current target bonus amount, (viii) labor status (whether part-time, full-time, temporary or other status, and whether exempt or non-exempt), (ix) an indication of whether or not such employee is on a long-term leave of absence (and expected date of return to full service) and (x) expatriate status and visa status. To the Knowledge of the Company, all such employees are authorized to work in the jurisdiction(s) in which they are providing services to or on behalf of the Company or any of its Subsidiaries.

(j) No later than 14 days following the date of this Agreement, the Company shall have made available a true, correct and complete list, to the extent permitted by applicable Law, of all individual independent contractors of the Company and its Subsidiaries, including for each such independent contract, to the extent applicable: (i) name, (ii) engaging entity, (iii) scope of service and (iv) work location (country, city and state).

(k) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries is the subject of any ongoing or pending proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. As of the date of this Agreement, there is no ongoing, pending, or to the Knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, nor has any such event occurred, or to the Knowledge of the Company been threatened, since

January 1, 2023. To the Knowledge of the Company, no effort to organize or represent the labor force of the Company or any of its Subsidiaries has occurred or been threatened, since January 1, 2023. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, and there are no labor unions, works councils or other organizations representing any employee of the Company or any of its Subsidiaries in connection with their employment by the Company or its Subsidiaries.

(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to employment or labor, including Laws relating to discrimination, paying and withholding of social security and other employment or payroll Taxes, hours of work, the classification of service providers and the payment of wages or overtime wages, hours, immigration, harassment, retaliation, background checks, pay equity, equal opportunity, accommodations, disability rights or benefits, secondment, vacation, holiday pay, sick pay, leaves of absence, collective bargaining and labor relations, termination notice rights, plant closing and mass layoff, health and safety, employment eligibility verification, child labor, affirmative action, hiring, document retention, workers’ compensation, unemployment insurance, employment and reemployment rights of members of the uniformed services, and employee leave issues.

(m) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no investigation, review, complaint or proceeding by or before any Governmental Authority or otherwise with respect to the Company or any of its Subsidiaries in relation to the employment or alleged employment of any individual is ongoing, pending or, to the Knowledge of the Company, threatened, nor has the Company or any of its Subsidiaries received any notice indicating an intention to conduct the same.

(n) Since January 1, 2023, there has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Act of 1988 or any similar state, local or non-U.S. Law) at any single site of employment operated by the Company or any of its Subsidiaries.

(o) Since January 1, 2023, the Company and its Subsidiaries have not received, been involved in or been subject to any complaints, claims or actions alleging sexual harassment, sexual misconduct or any material allegation of employment discrimination committed by any director or employee of the Company or any of its Subsidiaries at the level of Executive Director or above.

(p) No current executive officer of the Company or its Subsidiaries or any other employee at the level of Executive Director or above has given notice of termination of employment with the Company within the 12 month period following the date of this Agreement.

3.13 Litigation. There is no Legal Proceeding or governmental, regulatory or administrative investigation, audit or written inquiry pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries that (a) as of the date of this Agreement, would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or (b) as of the Closing Date, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.14 Tax Matters.

(a) (i) The Company and each of its Subsidiaries have timely filed all income and other material Tax Returns required to be filed (taking into account any customary, automatically granted extensions of time within which to file such Tax Returns not exceeding six months) and (ii) all such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries have paid all material Taxes due and owing by any of them (whether or not shown as due on such Tax Returns).

(b) There are no audits, examinations, assessments or other proceedings pending or threatened in writing in respect of any material Taxes of the Company or any Subsidiary. No written claim that has not been previously resolved has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has a permanent establishment in any jurisdiction outside its country of incorporation. Neither the Company nor any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(c) The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.

(d) Within the past two years, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify as a transaction to which Section 355 or 361 of the Code applies.

(e) Neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) (or any similar provision of state, local or non-U.S. Law).

(f) Neither the Company nor any of its Subsidiaries is or has ever been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated income Tax Return (other than the group with respect to which the Company is the common parent).

(g) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for a material amount of Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor. Neither the Company nor any of its Subsidiaries has any liability for Taxes under Section 965 of the Code.

(h) There are no Liens for any material amount of Taxes on any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(i) The Company and its Subsidiaries have complied in all material respects with record maintenance requirements under Section 482 of the Code and similar provisions of foreign Tax law in connection with related party transactions among or between the Company and one or more of its Subsidiaries (or among or between its Subsidiaries).

(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) deferred revenue or prepaid amount received prior to the Closing.

3.15 Compliance with Law; Permits. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) except with respect to Environmental Permits, which are the subject of Section 3.16, neither the Company nor any of its Subsidiaries is, or has been since January 1, 2023, in conflict with, in default with respect to or in violation of any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected and (b) except with respect to Environmental Permits, which are the subject of Section 3.16, (i) the Company and each of its Subsidiaries have all Permits required to conduct their businesses as currently conducted and such Permits are valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries has received any unresolved written notice from any Governmental Authority threatening to revoke or suspend any such Permit and (iii) the Company and each of its Subsidiaries is in compliance with the terms of such Permits.

3.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) each of the Company and its Subsidiaries is, and has been at all times since January 1, 2023, in compliance with all applicable Environmental Laws; (b) each of the Company and its Subsidiaries possess or, as applicable, has timely renewed or applied for, and is and has been since January 1, 2023 in compliance with, all Permits required under Environmental Laws to conduct their businesses as currently conducted (“Environmental Permits”); (c) there is no Legal Proceeding, governmental, regulatory or administrative investigation, audit, written inquiry or action, or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Real Property; (d) since January 1, 2023, neither the Company nor any of its Subsidiaries has received any written notice of any Liability relating to or arising under Environmental Laws; (e) neither the Company nor any of its Subsidiaries is conducting or funding any investigation or remedial action relating to any Release of Hazardous Substances and arising under Environmental Law; (f) to the Knowledge of the Company, there have been no Releases of or human exposures to Hazardous Substances (including on or from properties currently or formerly owned, operated or leased by the Company or any of its Subsidiaries) that would reasonably be expected to form the basis of any remedial obligation for, or Order, Legal Proceeding or governmental, regulatory or administrative investigation, audit, inquiry or action against, the Company or any of its Subsidiaries relating to or arising under Environmental Laws; and (g) the Company has made available copies of all Phase I and Phase II environmental site assessments and other written environmental reports and audits relating to the current or former real property or operations of the Company or its Subsidiaries, in each case that are in the Company’s possession and relating to the current or former real property or operations of the Company or its Subsidiaries.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all Company Registered Intellectual Property, together with the name of the current owner(s), the applicable jurisdictions, and the application, registration or serial numbers (as applicable). For each item of Company Registered Intellectual Property, (i) the Company or a Subsidiary of the Company is the sole and exclusive owner of such item, (ii) such item is free and clear of all Liens (other than Permitted Liens) and (iii) such item is subsisting and, to the Knowledge of the

Company, valid and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole: (i) the Company and its Subsidiaries have timely made all filings and payments with and complied with their associated duties with respect to Governmental Authorities, including the U.S. Patent and Trademark Office and all other governmental intellectual property offices, as may be necessary or appropriate to preserve, maintain and protect the Company Registered Intellectual Property and (ii) the Company is not aware of any facts required to be disclosed to the U.S. Patent and Trademark Office or any other governmental intellectual property office, that were not disclosed thereto, and which would preclude the grant of any Company Registered Intellectual Property in connection with any such application or would reasonably be expected to form the basis of a finding of invalidity with respect to any item of Company Registered Intellectual Property that has issued with respect to any such application. Each of the Company and its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use, all material Intellectual Property Rights necessary for, or used or held for use in, the operation of their respective businesses as currently conducted, and after the Closing, Surviving Corporation will have all material Intellectual Property Rights necessary for, or used or held for use in, the operation of their respective businesses as currently conducted, except, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.17(b) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each material Company Product that is currently made available to customers or supported by the Company or any of its Subsidiaries.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, no current or former employee or contractor of the Company or any Subsidiary of the Company owns any rights in or to any Company Intellectual Property Rights. Each employee or contractor of the Company or any Subsidiary of the Company who is or was involved in the creation, development or invention of any material Intellectual Property Rights for or on behalf of the Company or any Subsidiary of the Company has executed a written agreement containing a present assignment of such employee’s or contractor’s rights to such material Intellectual Property Rights to the Company or such Subsidiary of the Company. No current or former employee or contractor of the Company or any of its Subsidiaries (i) has made or threatened in writing to make any claim or challenge against the Company or any of its Subsidiaries or (ii) is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement, in each of clauses (i) and (ii), in connection with his or her contribution to the respective businesses or to the discovery, creation or development of any Company Intellectual Property Rights, and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to lead to any such claim or challenge.

(d) Since January 1, 2023, the Company and its Subsidiaries have not received written notice from any third party challenging the validity, use, registrability, enforceability or ownership of any Company Intellectual Property Rights, nor is the Company or its Subsidiaries currently a party to any Legal Proceeding relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered Intellectual Property. No such challenge or Legal Proceeding has been threatened against the Company or any Subsidiary of the Company. No Company Intellectual Property Rights are subject to any Order, stipulation or settlement agreement restricting the use or exploitation thereof.

(e) Since January 1, 2023, neither the Company nor any of its Subsidiaries have received any written notice from any third party, and, to the knowledge of the Company, there is no other assertion or threat from any third party, that the operation of the business of Company or any of its Subsidiaries as is currently conducted, or any Company Product, infringes, dilutes, misappropriates or otherwise violates the Intellectual Property Rights of any third party. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, the conduct of the business of the Company and its Subsidiaries does not, and each Company Product does not, infringe, dilute, misappropriate or otherwise violate any Intellectual Property Rights of any third party.

(f) To the Knowledge of the Company, no third party is infringing, diluting, misappropriating or otherwise violating any material Company Intellectual Property Rights. The Company and its Subsidiaries are not a party to any Legal Proceeding (i) challenging the validity, enforceability or ownership of any third-party Intellectual Property Rights or (ii) asserting that the operation of the business of any third party, or any third party’s products or services, infringe, dilute, misappropriate or otherwise violate any Company Intellectual Property Rights.

(g) Neither the Company nor any of its Subsidiaries (i) is a member or promoter of, or a contributor to, or made any commitments or agreements regarding, any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, or (ii) is party to any Contract that requires or obligates, or could, after the Closing, require or obligate, the Company or any of its Subsidiaries, or Parent or any of its Affiliates, to grant or offer to any other Person any license or other right to any Intellectual Property Rights (including to any Intellectual Property Rights of Parent or its Affiliates, other than the Company and its Subsidiaries). No Company Intellectual Property Rights have been declared essential to any standard.

(h) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute, research center or other educational institution has been used to create any material Company Intellectual Property Rights, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining ownership or other rights in or licenses to use or otherwise exploit (or permit any third party to use or otherwise exploit) such Company Intellectual Property Rights or the right to receive royalties or other consideration.

(i) The Company and each Subsidiary of the Company have implemented commercially reasonable measures consistent with those in the industry in which they operate relating to their use of Open Source Software. To the Company’s Knowledge, the Company and each Subsidiary of the Company are in material compliance with the terms and conditions of all licenses, including attribution and notice requirements, for the Open Source Software used by the Company or any Subsidiary, in the operation of their respective businesses as currently conducted or in the Company Products, and have not distributed, licensed or otherwise used any Open Source Software in any manner that (i) has created or will create a requirement that any Company Intellectual Property Rights or any Intellectual Property of Parent or any of its Affiliates (A) be disclosed or distributed in source code form or (B) be delivered at no charge or otherwise dedicated to the public, (ii) grants licensees the right to make derivative works or other modifications of Company Intellectual Property Rights or any Intellectual Property Rights of Parent or any of its Affiliates or (iii) prohibits or limits the receipt of consideration by the Company or its Subsidiaries in connection with the licensing, sublicensing or distribution of the Company Products. Neither the Company nor any Subsidiary of the Company has released any Company Intellectual Property Rights pursuant to the terms of any licenses governing Open Source Software, whether through the use, combination, linking, or compilation with Open Source Software or otherwise.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the consummation of the Transactions will not result in a material loss or impairment of any right of the Company or any Subsidiary of the Company to own, use, practice or otherwise exploit any Company Intellectual Property Rights. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will, pursuant to any Contract to which the Company or any Subsidiary of the Company is a party, result in the transfer or grant by the Company or such Subsidiary of the Company to any third Person of any ownership interest in, or material restriction or license with respect to, any Company Intellectual Property Rights.

(k) Each of the Company and its Subsidiaries takes commercially reasonable steps designed to protect, preserve and maintain the secrecy and confidentiality of its Company Software, Company Data and Proprietary Information and, to the Knowledge of the Company, there has been no misappropriation or unauthorized disclosure or use of any of its Company Software, Company Data or Proprietary Information that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing (i) the Company and its Subsidiaries are in possession of the source code and object code for, and documentation applicable to, each version of Software included in the Company Products or the websites maintained by the Company or its Subsidiaries and (ii) except as set forth in Section 3.17(k) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has disclosed or delivered to any escrow agent or any other person (other than an employee or, in the ordinary course of business and for the provision of software development, support or maintenance services to the Company or its Subsidiaries, an independent contractor of the Company or its Subsidiaries under obligations of confidentiality and non-disclosure) any of the source code for any Company Software, and, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no other person has the right, contingent or otherwise, to obtain access to such source code. No event has occurred, and, to the Knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the release, delivery, license or disclosure of any of the source code for any Company Software to any person who is not as of the date of this Agreement a current employee or, in the ordinary course of business and for the provision of software development, support or maintenance services to the Company or its Subsidiaries, an independent contractor of the Company or its Subsidiaries under obligations of confidentiality and non-disclosure.

(l) The Company Products, the Company Software and the IT Systems (i) operate and perform materially in accordance with their documentation and functional specifications, (ii) operate and perform as is necessary and sufficient to conduct the business of the Company and its Subsidiaries in the manner in which it is currently being conducted, and (iii) have not malfunctioned or failed in a manner that has had a material impact on the Company or any Subsidiary of the Company. The Company Products, the Company Software, and the IT Systems owned or controlled by the Company or its Subsidiaries are free from material bugs, malware, vulnerabilities and other corruptants, including (A) any virus, ‘trojan horse’, worm or other Software routines or information technology assets designed to permit unauthorized access or to disable, erase or otherwise harm the Company Products, Software, IT Systems or Data, (B) back door, time bomb, drop dead device or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a person other than the user of the program or (C) other malicious code that is intended to disrupt or disable such Company Products, Software or IT Systems. There has been no actual or reasonably suspected security breach or material unauthorized access to or use of any of the Company Products, Company Software or the IT Systems owned or controlled by the Company or its Subsidiaries, including any breach resulting in the payment of ransom to a malicious party. The Company and each of its Subsidiaries have implemented commercially reasonable security policies, procedures and practices designed to detect, monitor, and investigate events that indicate such Security Incident may have occurred.

(m) The Company and each Subsidiary of the Company is and since January 1, 2023, has been in material compliance with all Privacy and Data Security Requirements that apply to the Company or to such Subsidiary of the Company, respectively:

(i) the Company and each Subsidiary of the Company has implemented commercially reasonable technical, physical, administrative, and operational measures for Personal Data, including measures designed to (1) secure Personal Data within its custody or control for confidentiality, integrity, availability and security, (2) identify and address internal and external risks to the security of Personal Data, and (3) prevent unauthorized use, disclosure, loss, processing, transmission or destruction of or access to such data by any other Person, including, without limitation, reasonable backup, security and disaster recovery technology procedures, and has timely and reasonably remediated any material audit findings relating to its security safeguards;

(ii) there has not been any material Security Incident, and neither the Company nor any Subsidiary of the Company has been legally required to provide any notices to any Person in connection with a Security Incident;

(iii) there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company alleging a violation of any Person’s Personal Data or privacy rights or any other violations of Privacy and Data Security Requirements including from any Governmental Body;

(iv) neither the Company nor any Subsidiary of the Company has any outstanding subject access request or outstanding court order for the rectification or erasure of Personal Data, in each case, that has not been responded to in a reasonable amount of time consistent with Privacy and Data Security Requirements;

(v) there is not currently pending, and, to the Knowledge of the Company, there has not been any allegation raised with the Company or any Subsidiary of the Company of a material deficiency in or failure to meet any of the measures described above; and

(vi) neither the Company nor any Subsidiary of the Company has conducted any interception, monitoring or recording of any communications on any network under its control in breach of applicable Privacy and Data Security Requirements.

(n) Personal Data collected, stored, and processed by the Company and the Subsidiaries of the Company can be used after the Closing in the manner substantially the same as currently used by the Company and Subsidiaries of the Company.

(o) The Company and each Subsidiary of the Company have, to the extent required by Privacy and Data Security Requirements, provided required notices and obtained consents, and satisfied all other requirements, necessary for such Company’s processing of Personal Data in connection with the conduct of the Business as currently conducted and in connection with the consummation of the transactions contemplated hereunder, in each case, in all material respects.

(p) The Company and each Subsidiary of the Company have contractually obligated all material Data Processors to contractual terms relating to the protection and use of IT Systems owned or controlled by the Company or its Subsidiaries or Personal Data and other Company Data thereon, no less protective than those implemented and maintained by the Company. The Company and each Subsidiary of the Company have taken commercially reasonable measures to ensure that all Data Processors have materially complied with their contractual obligations.

3.18 Real Property.

(a) The Company and its Subsidiaries do not own and, since January 1, 2021, have never owned any real property. Neither the Company nor any of its Subsidiaries has entered into any Contract (including any option agreement) to purchase real property.

(b) The Company has made available to Parent true, correct and complete copies of all leases, subleases, licenses, occupancy agreements and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, any real property as tenant, subtenant, licensee or occupant (including all guaranties thereof and all material modifications, amendments, supplements, waivers and side letters thereto) (such property, the “Leased Real Property” and such leases, subleases, licenses, occupancy agreements and other agreements, the “Real Property Leases”). Section 3.18(b) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all street addresses of the Leased Real Property and the Real Property Leases with respect thereto. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Real Property Lease is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Enforceability Exceptions, (ii) all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenant, subtenant, licensee or occupant thereunder are current and all obligations required to be performed or complied with by the Company or any of its Subsidiaries thereunder have been performed, (iii) no termination event or condition or uncured default on the part of the Company or, if applicable, its Subsidiaries or, to the Knowledge of the Company, the counterparty thereunder, exists under any Real Property Lease, (iv) the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens, (v) neither the Company nor any of its Subsidiaries has received any written notice from any landlord under any Real Property Lease that such landlord intends to terminate such Real Property Lease and (vi) neither the Company nor any of its Subsidiaries has received written notice of any pending and, to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any Leased Real Property. Except as set forth in Section 3.18(b) of the Company Disclosure Letter, the Company and its Subsidiaries have not subleased or licensed any portion of any Leased Real Property to any Person

(c) Except as would not materially interfere with the present use of the underlying Leased Real Property, each Leased Real Property is (i) in good operating condition and repair, subject to normal wear and tear and (ii) suitable for the conduct of the business of the Company and its Subsidiaries in all material respects as presently conducted.

3.19 Material Contracts.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, and the Company has made available to Parent and Merger Sub (or Parent’s outside counsel) true, correct and complete copies of, each Contract (other than Plans and Permits), which is in effect as of the date of this Agreement and under which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) contains covenants that (A) limit in any material respect the freedom of the Company or any of its Affiliates to compete or engage in any line of business or geographic area or with respect to any class of products, or with any Person, (B) provide for the grant of any material “most favored nation” or similar terms and conditions (including with respect to pricing) by the Company or any of its Subsidiaries, (C) provide for material exclusivity obligations or otherwise materially limit the freedom or right of the Company or any of its Subsidiaries to research, develop, sell, distribute or manufacture any products or services for any other Person, or (D) provide for the purchase and supply of a minimum quantity of goods or services, or provide for the purchase and supply of all or substantially all of a certain type of good or service used by the Company or its Subsidiaries and that is material to their operations or to their customers, in each case, from a single vendor (for which alternative sources are not readily available (or cannot readily be adopted or implemented) within a commercially reasonable timeframe) and its Affiliates;

(ii) grants any rights of first refusal, rights of first option or similar rights or options to purchase or otherwise acquire any interest in any of the material properties or assets (other than Intellectual Property Rights, which is covered in Section 3.19(vii)) owned by the Company or any of its Subsidiaries;

(iii) provides for or governs the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance, profit-sharing or similar arrangement;

(iv) is a Contract pursuant to which the Company or any of its Subsidiaries is or may be obligated to deposit, release or otherwise make available source code for any Company Product or any other Contract pursuant to which the Company or any of its Subsidiaries (A) grants access to, or (B) provides source code to any Company Product to any Person other than (1) an employee of the Company or any of its Subsidiaries, or (2) a consultant, contractor, or agent providing bona fide services to the Company or any of its Subsidiaries and subject to obligations of confidentiality;

(v) contains a commitment that requires a material deferral of revenue that can be recognized under such Contract in accordance with GAAP in a manner that would result in a material adverse change to the timing of the recognition of revenues under such Contract reflected in the file set forth on Section 3.19(a)(v) of the Company Disclosure Letter, with the understanding that global telco projects yet to go live remain subject to scheduling and program changes;

(vi) involves (A) the assignment, or grant of a license, use, rights of first refusal, rights of first option or other options, right or immunity (including a covenant not to sue or right to enforce or prosecute any Intellectual Property Rights), by a third party for any of its Intellectual Property Rights to the Company or any of its Subsidiaries, other than Incidental Contracts, or (B) the joint research or development of Intellectual Property Rights, products or technology with a third party;

(vii) involves the assignment, or grant of a license, use, option or other right or immunity (including a covenant not to sue or right to enforce or prosecute any patents), by the Company or any of its Subsidiaries of any of Company Intellectual Property Rights to any third party, other than Incidental Contracts or non-exclusive licenses of Intellectual Property Rights granted to customers or suppliers in the ordinary course of business;

(viii) other than solely among the Company and the wholly owned Subsidiaries of the Company or accounts payable to trade creditors and accrued expenses incurred in the ordinary course of business, relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $3,000,000;

(ix) constitutes any acquisition or divestiture for aggregate consideration in excess of $3,000,000 pursuant to which the Company or its Subsidiaries has outstanding material indemnification or “earnout” or other contingent payment obligations;

(x) involves the settlement of any pending or threatened claim, action or proceeding which (1) will involve payment obligations after the date of this Agreement by the Company or any of its Subsidiaries in excess of $1,000,000, (2) will impose, or imposed, any continuing non-monetary obligations on the Company or any of its Subsidiaries, including any monitoring or reporting obligations to any other Person, that would limit or adversely affect the operation of the business conducted by the Company and its Subsidiaries in any material respect after the Closing or (3) involves or requires the assignment, or grant of a license, use, option or other right or immunity (including a covenant not to sue or right to enforce or prosecute any patents) of or with respect to any Intellectual Property Rights, that would limit or adversely affect the operation of the business conducted by the Company and its Subsidiaries;

(xi) has been entered into between the Company or any of its Subsidiaries, on the one hand, and any officer, director or affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, affiliate or family member (but for the avoidance of doubt not including any Plans);

(xii) require the assignment, or grant of a license, use, option or other right or immunity (including a covenant not to sue or right to enforce or prosecute any patents) of or with respect to any Intellectual Property Rights of Parent or any of its Affiliates (other than the Company and its Subsidiaries);

(xiii) is a Contract that has been entered into with a Governmental Authority in excess of $4,000,000, other than Contracts entered into in the ordinary course of business with Governmental Authorities in their capacity as a customer of the Company or any of its Subsidiaries and as part of the Company program set forth in 3.19(a)(xiii)(a) of the Company Disclosure Letter;

(xiv) provides for commitments relating to material capital expenditures in excess of $1,000,000;

(xv) is a Real Property Lease;

(xvi) relates to any hedging, swap, derivative or similar arrangement;

(xvii) prohibits the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries, the pledging of capital stock or other equity interests of the Company or any of its Subsidiaries or prohibits the issuance of any guaranty by the Company or any of its Subsidiaries;

(xviii) provides for any Lien (other than Permitted Liens) on any material real property or other material assets of the Company or any of its Subsidiaries;

(xix) is with a Material Customer or Material Supplier;

(xx) is with a credit card issuer or other financial institution for the purpose of supporting payment card transactions that are not conducted using a reputable payment card association or network including MasterCard, Visa, American Express, Discover, Pulse, Star, Interlink or NYCE in relation to the payment gateway services business operated by the Company and its Subsidiaries;

(xxi) provides for any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or any of its Subsidiaries) by the Company or any of its Subsidiaries in excess of $2,000,000, other than (A) letters of credit issued in the ordinary course of business or (B) guarantees by the Company of indebtedness of wholly-owned subsidiaries of the Company; or

(xxii) any Contract not disclosed against another subsection of this Section 3.19(a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act).

Each Contract of the type described in clauses (i) through (xxi) above, other than a Plan is referred to herein as a “Material Contract”.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company and its Subsidiaries have complied with all obligations required to be performed or complied with by them under each Material Contract and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto. Neither the Company nor any of its Subsidiaries has received any written notice or claim from any third party to any Material Contract of any default, termination or cancellation under any Material Contract.

3.20 Insurance. Section 3.20 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries, and the Company has made available to Parent a true, correct and complete copy of all such policies. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit a counterparty’s termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent by a court or insurance regulator of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation and (d) no notice of cancellation or termination has been received with respect to any such policy. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the insurance policies issued in favor of the Company or any of its Subsidiaries as of the date of this Agreement are sufficient for compliance by the Company and its Subsidiaries with (i) all requirements of applicable Laws and (ii) all Material Contracts. As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened claims under any such insurance policies except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

3.21 Anti-Bribery; Anti-Money Laundering; Sanctions.

(a) The business and operations of the Company and of each of its Subsidiaries are being, and since January 1, 2021 have been, conducted in material compliance with Anti-Bribery Laws and Anti-Money Laundering Laws. Since January 1, 2021, none of the Company or its Subsidiaries or their respective directors or officers or, to the Knowledge of the Company, employees or agents of the Company or any of its Subsidiaries have taken any action that would cause the Company or any of its Subsidiaries to be in material violation of any Anti-Bribery Law or Anti-Money Laundering Law.

(b) The business of the Company and of each of its Subsidiaries is being, and since January 1, 2021 has been, conducted in material compliance with Sanctions and Export Control Laws. Since January 1, 2021, none of the Company or its Subsidiaries or their respective directors, officers, or to the Knowledge of the Company, employees or agents of the Company or any of its Subsidiaries has (i) violated any Sanctions or Export Controls, (ii) has been or is a Sanctioned Person, (iii) participated in any agreement, transaction, or dealing with or for the benefit of a Sanctioned Person or Sanctioned Territory in violation of Sanctions or Export Control Laws, or (iv) exported, reexported, or otherwise transferred any good, technology, or software, rendered any service or taken any other action in violation of Export Control Laws.

(c) The Company and its Subsidiaries maintain, and have maintained since January 1, 2021, policies and procedures reasonably designed to ensure compliance with Anti-Bribery Laws, Anti-Money Laundering Laws, Sanctions and Export Control Laws.

(d) To the Knowledge of the Company, there are no Legal Proceedings or internal investigations, or prior, pending or threatened governmental, regulatory or administrative investigations or proceedings, or allegations, findings, penalties, prosecutions, convictions, enforcement, resolutions, or settlements, by or before any Governmental Authority, in each case, regarding any action or any allegation of any action involving the Company or any of its Subsidiaries with respect to noncompliance with Anti-Bribery Laws, Anti-Money Laundering Laws, Sanctions or Export Control Laws.

3.22 Top Customers and Top Suppliers.

(a) Section 3.22(a) of the Company Disclosure Letter contains a true, correct and complete list of the customers who were one of the 15 largest sources of revenue for the Company and its Subsidiaries on an annual recurring revenue basis based on amounts paid or payable in the 12 months ended September 30, 2025 (the “Material Customers”). Since January 1, 2023, no Material Customer (i) has stopped or materially decreased purchasing products or services of the Company and its Subsidiaries, or (ii) has delivered written notice to, or, to the Knowledge of the Company, has threatened the Company or any of its Subsidiaries that it shall, or expects to, stop or materially decrease purchasing products or services of the Company and its Subsidiaries. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries has any outstanding dispute with any Material Customer.

(b) Section 3.22(b) of the Company Disclosure Letter contains a true, correct and complete list of (x) the 10 largest suppliers of goods or services to the Company and its Subsidiaries based on the amounts paid or payable in the 12 months ended September 30, 2025 and (y) each supplier providing goods or services critical to the Company’s and its Subsidiaries operations and for which alternative sources are not readily available (or cannot readily be adopted or implemented) with a commercially reasonable timeframe ((x) and (y) together, the “Material Suppliers”). Since January 1, 2023, no Material Supplier (i) has stopped or materially decreased supplying materials, products or services to the Company and its Subsidiaries, or (ii) has delivered written notice to, or, to the Knowledge of the Company, has threatened the Company or any of its Subsidiaries that it shall, or expects to, stop or materially decrease supplying materials, products or services to the Company and its Subsidiaries. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries has any outstanding dispute with any Material Supplier.

3.23 Money Transmitter Licenses.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2023, the business of each of the Company and its Subsidiaries has been conducted in compliance with all applicable Money Transmitter Laws. The Company and its Subsidiaries possess all Money Transmitter Licenses necessary to conduct their respective businesses as currently conducted. Section 3.23(a) of the Company Disclosure Letter sets forth, as of the date hereof, (i) each jurisdiction in which the Company or any of its Subsidiaries holds any Money Transmitter License and (ii) each Money Transmitter Pending Jurisdiction.

(b) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received written notice, or other written communication, from any Governmental Authority regarding (i) any violation of or failure to comply with, or any potential violation of or failure to comply with, any term or requirement of any Money Transmitter License held by the Company or any of its Subsidiaries, (ii) the revocation, termination, suspension, cancelation or nonrenewal, or potential for any of the foregoing, of any Money Transmitter License held by the Company or any of its Subsidiaries or (iii) the denial of, or failure to obtain or receive, any Money Transmitter License for which the Company or any of its Subsidiaries has applied as of the date hereof, in each case, which would have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and its Subsidiaries do not require Money Transmitter Licenses to conduct their business for any Material Customer as such business is currently conducted for that Material Customer.

(d) The Company is not aware of any facts or circumstances pertaining to the Company or its Affiliates that would reasonably be expected to prevent or materially delay receipt of the Money Transmitter Consents.

3.24 Related Party Transactions. No current director, officer or Affiliate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries (other than a Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.25 Opinion of Financial Advisor of the Company. The Company Board has received the written opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by holders of Company Shares pursuant to this Agreement is fair from a financial point of view to such holders (other than Parent, Merger Sub and their respective affiliates).

3.26 State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in the first sentence of Section 4.6 are true, accurate and complete, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement or any of the Transactions, and to the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Transactions.

3.27 No Other Representations or Warranties.

(a) Except for the express written representations and warranties made by the Company contained in this Article III and in any certificates delivered by the Company or any of its Representatives in connection with the Transactions (including as contemplated by Section 7.2(c)), neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Affiliates or any of its or their respective businesses, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions, and the Company hereby disclaims any other representations or warranties, express or implied (including any implied warranty of merchantability or fitness for a particular purpose), as to the accuracy or completeness of any other information made (or made available) by itself or any of its Representatives with respect to, or in connection with, the negotiation, execution and delivery of this Agreement or the Transactions.

(b) The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and in any certificates delivered by Parent or any of its Representatives in connection with the Transactions (including as contemplated by Section 7.3(c)), (i) neither Parent, Merger Sub nor any of their respective Representatives makes, or has made, any representations or warranties relating to itself or its business, assets, Liabilities, financial condition or results of operations or otherwise in connection with the Transaction, and the Company is not relying on any representation or warranty of Parent or Merger Sub except for those expressly set forth in this Agreement and (ii) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to the Parent or Merger Sub or their business, assets, Liabilities, financial condition or results of operations or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied on by the Company as having been authorized by such party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization, with all requisite power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and conduct its business as currently conducted, except for such failures to be in good standing or have such power and authority that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or consummate the Transactions. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent. Both Parent and Merger Sub are in compliance with the provisions of their respective certificates of incorporation and bylaws (or similar governing documents).

4.2 Corporate Power; Enforceability.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and agreements hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Merger Sub of their respective covenants and agreements hereunder and the consummation of the Transactions have been duly and validly authorized by all necessary corporate actions on the part of Parent and Merger Sub and no additional corporate proceedings or action on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements hereunder or the consummation by Parent and Merger Sub of the Transactions.

(b) This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(c) The Board of Directors of Parent has, at a meeting duly called and held on or prior to the date of this Agreement, at which all of the directors of Parent were present, or by action by written consent, unanimously adopted resolutions approving this Agreement and the Transactions. No other corporate proceedings (including any actions of Parent’s stockholders) on the part of Parent are necessary to authorize this Agreement or to consummate the Transactions.

(d) The Board of Directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and its sole stockholder for Merger Sub to enter into this Agreement and consummate the Transactions and declared this Agreement advisable, (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions on the terms and subject to the conditions contained herein, (iii) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption thereby;

4.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective covenants and agreements hereunder nor the consummation of the Transactions will (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of Parent or Merger Sub, (b) require any Permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required under any Antitrust and FDI Laws or the Money Transmitter Consents, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the filing with the SEC of the Proxy Statement, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ or TSE, (c) violate, conflict with or result in a breach of any provision of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets are bound, or result in the loss of a material benefit or rights under any such Contract, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets or properties are bound, except, in the case of clauses (b) through (d), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or consummate the Transactions. Parent is not aware of any facts or circumstances pertaining to Parent, Merger Sub or their Affiliates that would reasonably be expected to prevent or materially delay receipt of the Money Transmitter Consents.

4.4 Information Supplied. None of the information provided or to be provided in writing by or on behalf of Parent or Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time the Proxy Statement (or any amendment or supplement thereto) is first sent or given to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any of its Representatives specifically for inclusion or incorporation by reference in the Proxy Statement or other required SEC filings.

4.5 Litigation. There is no Legal Proceeding or governmental, regulatory or administrative investigation, audit or inquiry pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or consummate the Transactions. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or consummate the Transactions.

4.6 Interested Stockholder. Neither Parent nor any of its Subsidiaries, nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three years prior to the date of this Agreement, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merger Sub nor any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares other than shares beneficially owned through mutual funds or benefit or pension plans.

4.7 Sufficient Funds. Parent and Merger Sub currently has and will have, as of the Effective Time, sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Merger Consideration and any amounts pursuant to Section 2.7(d) and to pay all related fees and expenses and other amounts required to be paid by Parent or Merger Sub pursuant to the terms of this Agreement. Parent’s and Merger Sub’s obligations hereunder, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Transactions.

4.8 No Other Operations. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those incidental to its formation or those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

4.9 Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the Transactions based on arrangements made by and on behalf of Parent and Merger Sub.

4.10 No Other Representations or Warranties.

(a) Except for the express written representations and warranties made by Parent and Merger Sub contained in this Article IV and in any certificates delivered by Parent or any of its Representatives in connection with the Transactions (including as contemplated by Section 7.3(c)), neither Parent, Merger Sub nor any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or any of their Affiliates or any of its or their respective business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to the Company in connection with the Transactions, and Parent and Merger Sub hereby disclaim any other representations or warranties, express or implied, as to the accuracy or completeness of any other information made (or made available) by themselves or any of their Representatives with respect to, or in connection with, the negotiation, execution and delivery of this Agreement or the Transactions.

(b) Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article III and in any certificates delivered by the Company or any of its Representatives in connection with the Transactions (including as contemplated by Section 7.2(c)), (a) neither the Company, its Subsidiaries nor any of their respective Representatives makes, or has made, any representations or warranties relating to itself or its business, assets, Liabilities, financial condition or results of operations or otherwise in connection with the Transactions, and neither Parent nor Merger Sub is relying on any representation or warranty of the Company except for those expressly set forth in this Agreement or any such certificate, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company or any of its Subsidiaries or their business, operations, assets, Liabilities, condition (financial or otherwise) or prospects or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied on by Parent or Merger Sub as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article III or in any such certificate.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Conduct of Business of the Company. Except (w) as described in Section 5.1 of the Company Disclosure Letter, (x) as required by applicable Law, (y) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as required or expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time:

(a) the Company shall use commercially reasonable efforts to conduct and cause each of its Subsidiaries to conduct its business in all material respects according to its ordinary course of business consistent with past practice (as may be updated from time to time as is reasonable in light of then-current circumstances to the extent such circumstances are beyond the control of the Company and its Subsidiaries), and the Company shall use and shall cause each of its Subsidiaries to use its commercially reasonable efforts to (i) preserve intact its business organization, (ii) preserve the present relationships with those Persons having significant business relationships with the Company or any of its Subsidiaries (including present relationships with any Governmental Authority) and (iii) preserve the services of the officers and key employees of the Company and its Subsidiaries (provided, that with respect to this Section 5.1(a), no action taken by the Company or any of its Subsidiaries with respect to matters addressed specifically by Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action would constitute a breach of such specific provisions of Section 5.1(b)); and

(b) without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) adopt any amendments to the certificate of incorporation or bylaws (or similar governing documents) of (A) the Company or (B) any of the Company’s Subsidiaries (except, solely in the case of this clause (B), as would not be adverse to Parent in any material respect);

(ii) issue, sell, transfer, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, transfer, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities, other than Company Shares issuable on settlement or vesting of Company Equity Awards outstanding as of the date of this Agreement and in accordance with their existing terms (or granted following the date of this Agreement to the extent permitted by this Section 5.1(b)) or as required by any Plans in effect on the date of this Agreement;

(iii) acquire or redeem, directly or indirectly, any Company Securities, other than (A) the withholding of Company Shares to satisfy Tax obligations with respect to Company Equity Awards in accordance with their respective existing terms, (B) the acquisition by the Company of Company Equity Awards outstanding as of the date of this Agreement in connection with the forfeiture of, or withholding of Taxes with respect to, such awards in accordance with their respective existing terms or (C) subject to Section 5.10, pursuant to the conversion of any Convertible Notes or in connection with the Capped Call Transactions;

(iv) split, combine or reclassify its capital stock or other equity interests or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock or other equity interests (other than (x) dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests and (y) regular quarterly dividends by the Company in the ordinary course of business at a rate not to exceed a quarterly rate of $0.32 per Company Share; provided that the declaration, record and payment date of such dividends shall be consistent with the historical declaration, record and payment date for the dividend on Company Shares and the declaration and payment of such dividends shall have been approved by the Company Board in accordance with procedures and criteria consistent with past practice (taking into account, for the avoidance of doubt, the Company’s business performance prior to the declaration of such dividend and the expected cash balance of the Company after giving effect to the payment of such dividend); provided further that, and subject to the first proviso of this Section 5.1(b)(iv), such quarterly dividends with an ex-dividend date following January 1, 2026 may be at a rate not to exceed a quarterly rate of $0.34 per Company Share; provided further that, and subject to the first proviso of this Section 5.1(b)(iv), such quarterly dividends with an ex-dividend date following January 1, 2027 may be at a rate not to exceed a quarterly rate of $0.36 per Company Share;

(v) acquire, by means of a merger, consolidation, recapitalization or otherwise, any (A) material assets (other than in the ordinary course of business consistent with past practice) or (B) ownership interest in any Person or any business or division thereof (other than, in each case, with respect to clauses (A) and (B), (i) capital expenditures and purchases of assets in accordance with subclause (xiv) below, (ii) purchases of components, raw materials or supplies, in each case with respect to this clause (ii), in the ordinary course of business, (iii) investments in any wholly owned Subsidiary of the Company, or (iv) acquisitions or investments for aggregate consideration not to exceed $40,000,000 in the aggregate through December 31, 2026; provided, that, any such acquisitions or investments made pursuant to this exception in clause (iv) shall not include any transaction with any of the characteristics set forth in Section 5.1(b)(v) of the Company Disclosure Letter;

(vi) (A) enter into any material new line of business, (B) expand into any new country in which neither the Company nor any of its Subsidiaries is operating as of the date of this Agreement or (C) establish, or enter into any commercial arrangement that necessitates the establishment of, a legal entity or branch office in a country where neither the Company nor any of its Subsidiaries is operating as of the date of this Agreement;

(vii) sell, lease, license, transfer or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any material assets of the Company or any of its Subsidiaries (including any material Company Intellectual Property Rights and shares in the capital stock or other equity interests of the Company or any of its Subsidiaries), in each case, other than (A) dispositions of inventory or equipment in the ordinary course of business or assets pursuant to existing Contracts existing as of, and true, correct and complete copies of which have been made available to Parent prior to, the date of this Agreement or entered into in compliance with this Section 5.1 or (B) other dispositions of assets, rights or properties with a value of less than $3,000,000 in the aggregate;

(viii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(ix) incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money in excess of $5,000,000 in the aggregate, other than (1) solely between the Company and any of its Subsidiaries or between any such Subsidiaries, (2) extensions of trade credit and advances of expenses to employees, in each case in the ordinary course of business, (3) advances of travel and similar expenses to directors and employees in the ordinary course of business, or (4) borrowings incurred under the Existing Credit Agreement in an amount not to exceed $10,000,000 (provided, that, the funds obtained pursuant to this exception in clause (4) shall be used solely for working capital and general corporate purposes, which shall not include (A) any action of the type described in Section 5.1(b)(v) (for the avoidance of doubt, without giving effect to the exceptions in clause (iv) set forth therein), (B) making or paying any dividend or distribution, (C) acquiring or redeeming any Company Securities, (D) making any payments pursuant to any Contract of the type described in Section 3.19(a)(xi) or (E) refinancing any indebtedness for borrowed money) or (5) any commodity, currency, sale, capped call or hedging arrangements which can be terminated on 60 days’ or less notice without penalty;

(x) make any loans, advances (other than for ordinary course business expenses or pursuant to the Company’s certificate of incorporation);

(xi) change any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable Law;

(xii) (A) adopt or change any annual Tax accounting period or method, (B) make, change or revoke any Tax election (other than making any elections in connection with filing Tax Returns in the ordinary course of business consistent with past practice), (C) settle or compromise any audit or proceeding in respect of any material Tax Liabilities or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, (D) file any material amended Tax Return, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, (F) surrender any right to claim a material Tax refund, (G) enter into any Tax indemnification, sharing, allocation, reimbursement or similar agreement, arrangement or understanding (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or (H) change its residence for any Tax purpose or create any place of business in a jurisdiction in which it is not so resident;

(xiii) except as required pursuant to a Plan as in existence as of the date of this Agreement, (A) pay any amount or benefit under, or grant or promise to grant any awards under, any bonus, incentive, performance or other compensation plan, program, agreement or arrangement or Plan (including the grant of any Company Equity Award or other equity or equity-based awards or the removal or modification of any restrictions in any Plan or pursuant to awards made thereunder); (B) provide for an increase in the compensation or benefits provided to any Participant, (C) establish, adopt, enter into, amend or terminate any Plan or any collective bargaining or similar labor Contract (other than the entry into employment contracts or offer letters in the ordinary course of business consistent with past practice that contain standard terms with no more favorable severance entitlements than required by law for the applicable jurisdiction with individuals based outside of the United States permitted to be hired or promoted pursuant to subsection (H) below); (D) accelerate the time of payment or vesting of any compensation, rights or benefits under any Plan; (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Plan; (F) terminate or give notice to terminate the employment of any employee of the Company or any of its Subsidiaries at a level of Executive Director or above, other than terminations for cause (as determined by the Company in the ordinary course of business consistent with past practices); (G) effectuate a “plant closing” or “mass layoff” (as those terms are defined in the Worker Adjustment and Retraining Notification Act or other similar law); (H) hire or promote any employee at a level of Executive Director or above (or who would be at a level of Executive Director or above after such promotion) other than to replace a departed employee in the ordinary course of business consistent with past practice; or (I) other than in the ordinary course of business and consistent with past practice, convert a material number of independent contractors, temporary employees or other service providers engaged through a staffing agency or other third-party into full-time employees or otherwise materially increase or decrease the number of such workers;

(xiv) make or authorize any capital expenditures, except capital expenditures made in the ordinary course of business in an amount not to exceed $26,000,000 in the aggregate in any individual calendar year;

(xv) without limiting the restrictions set forth in Section 5.4(a) and Section 5.4(b), settle any suit, action, claim, proceeding or investigation pending or threatened against the Company or any of its Subsidiaries requiring payment by the Company or any of its Subsidiaries other than a settlement where the amount paid (net of insurance proceeds receivable) does not exceed $1,000,000 individually, or $2,000,000 in the aggregate;

(xvi) (A) enter into any Contract that would, if entered into prior to the date of this Agreement, be a Material Contract or Specified Contract, (B) materially modify, materially amend or terminate (other than expirations in accordance with its terms) any Material Contract or Specified Contract or waive, release or assign any material rights or material claims thereunder, or (C) lease, sublease or license any material portion of any Leased Real Property, except, in each case, (x) in the ordinary course of business consistent with past practice or (y) renewals and modifications of existing Material Contracts which do not materially reduce the expected business or economic benefits thereof (provided, that this exception in clauses (x) and (y) shall not apply to any Specified Contract (including to the extent such Specified Contract is a Material Contract));

(xvii) materially reduce the current levels of the Company’s insurance coverage (other than policy changes made by carriers);

(xviii) abandon, cancel, allow to lapse, fail to renew, fail to maintain or fail to defend any Company Registered Intellectual Property, other than in the ordinary course of business or otherwise in a manner consistent with past practice;

(xix) (A) grant, transfer or license to any Person any rights to any Company Intellectual Property Rights (other than pursuant to Contracts with customers and end users entered into in the ordinary course of business), (B) distribute, license, convey or make available to any Person any software that incorporates, is derived from, contains, or links to any Open Source Software in such a way that creates, or purports to create, obligations for the Company or such Subsidiary with respect to any Company Intellectual Property Rights or grants, or purports to grant, to any third party, any rights or immunities under any Company Intellectual Property Rights, or (C) provide any third party with access to any material Proprietary Information of the Company or its Subsidiaries (other than pursuant to confidential agreements entered into by the Company in the ordinary course and consistent with past practices);

(xx) terminate or materially or adversely amend or modify any written policies or procedures with respect to (A) the use or distribution by the Company or any of its Subsidiaries of any Open Source Software or (B) the use by or for the Company or any Company Subsidiary of artificial intelligence software or systems;

(xxi) modify any public or posted privacy policies of the Company or any of its Subsidiaries or the integrity, security or operation of the IT Systems used in their businesses, in each case, in any adverse manner that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(xxii) adopt or implement any stockholder rights plan or similar arrangement;

(xxiii) enter into any Contract that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K; or

(xxiv) offer, authorize, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.2 No Solicitation.

(a) Subject to Section 5.2(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, shall cause its Subsidiaries and its and their respective directors and officers, financial advisors and outside counsel not to, and shall not authorize or direct its and their other Representatives (and shall use reasonable best efforts to cause its and their other Representatives not to), directly or indirectly, (i) solicit, initiate, propose or knowingly encourage, or knowingly facilitate or knowingly assist any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with, in response to or with the intent to encourage, facilitate or assist the making, submission or announcement of any inquiry, proposal or offer that constitutes, or could be reasonably be expected to lead to, an Acquisition Proposal, (iii) participate or engage in any discussions or negotiations with any Person (other than to notify any Person of these provisions and/or clarify the terms of any Acquisition Proposal) with respect to any inquiry, proposal or offer that constitutes, or could be reasonably be expected to lead to, an Acquisition Proposal, (iv) adopt, approve or enter into any merger agreement, purchase agreement, letter of intent, memorandum of understanding or similar Contract or agreement, arrangement or understanding with respect to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement) (v) grant any waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into, this Agreement) of any third party under any “standstill” or confidentiality agreement or (vi) resolve or agree to do any of the foregoing. Subject to Section 5.2(c), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall, and shall direct its and their Representatives to, immediately cease all existing discussions or negotiations with any Person (other than Parent, Merger Sub and their Representatives) conducted prior to the date of this Agreement with respect to any inquiry, proposal or offer that constitutes, or could be reasonably be expected to lead to, an Acquisition Proposal. Promptly after the date of this Agreement, the Company shall terminate access by any Person (other than Parent, Merger Sub and their Representatives) to any physical or electronic dataroom relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and request that each Person (other than Parent, Merger Sub and their Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) promptly return to the Company or destroy all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its Representatives to such Person pursuant to the terms of such confidentiality agreement.

(b) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, as promptly as practicable, and in any event within 24 hours, following receipt of an Acquisition Proposal or any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with written notice thereof, which notice shall indicate (to the extent known) the identity of the Person making such Acquisition Proposal, inquiry, proposal or offer (unless such disclosure is prohibited by the terms of a confidentiality agreement that is in effect as of the date of this Agreement), and include the material terms and conditions thereof. Thereafter, the Company shall keep Parent reasonably informed on a prompt and timely basis with respect to the status of or material terms and conditions of any such Acquisition Proposal, inquiry, proposal or offer (including any amendments or proposed amendments to such material terms). The Company shall promptly (and in any event within 24 hours following receipt or delivery thereof) provide Parent with copies of all written Acquisition Proposals, and all written inquiries, proposals, offers or other materials (including draft and proposed agreements and draft and proposed financing documents) relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal that, in each case, are either received by the Company or any of its Representatives from the Person(s) making any such Acquisition Proposal, inquiry, proposal or offer or any of its Representatives, or are delivered by the Company or any of its Representatives to such Person(s) or any of its or their Representatives.

(c) Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to obtaining the Company Stockholder Approval (i) the Company has received a written, bona fide Acquisition Proposal from any Person after the date of this Agreement that is not withdrawn and did not result from a breach of this Section 5.2 or Section 5.3, (ii) the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action described in clauses (A), (B) or (C) below would be inconsistent with its fiduciary duties under applicable Law and (iii) the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, then the Company may (A) enter into an Acceptable Confidentiality Agreement with such Person, (B) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives (provided, that (1) the Company shall substantially contemporaneously provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to such Person and that was not previously provided or made available to Parent and (2) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person) and (C) participate and engage in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal (and waive such Person’s noncompliance with the provisions of any “standstill” agreement solely to the extent necessary to permit such discussions or negotiations). Prior to or substantially contemporaneously with the Company first taking any of the actions described in clauses (A), (B) or (C) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company shall provide written notice to Parent of the determination of the Company Board made pursuant to clause (ii) and (iii) of the immediately preceding sentence and the Company’s intention to first take any action described in clauses (A), (B) or (C) of the immediately preceding sentence with respect to an Acquisition Proposal.

(d) Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this Section 5.2 by any Subsidiary of the Company and its and their respective directors and officers, financial advisors and outside counsel shall be deemed for all purposes hereunder a breach by the Company of this Section 5.2.

5.3 Company Board Recommendation.

(a) Subject to the terms of this Section 5.3, the Company Board shall recommend that the Company Stockholders vote in favor of the adoption of this Agreement (the “Company Board Recommendation”).

(b) Subject to Section 5.3(c), neither the Company Board nor any committee thereof shall (i) withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in the Proxy Statement, (iii) approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal, (iv) solely with respect to an Acquisition Proposal that has been publicly disclosed and does not involve a tender or exchange offer, fail to publicly reaffirm the Company Board Recommendation within ten Business Days after the public disclosure of such Acquisition Proposal (or, if the Company Stockholders’ Meeting is scheduled to be held within ten Business Days, then within one Business Day after Parent so requests in writing); provided, that the Company shall have no obligation to make such reaffirmation more than once with respect to such Acquisition Proposal unless such Acquisition Proposal is subsequently modified, in which case the Company shall only be obligated to make such reaffirmation once each time such a modification is made or (v) fail to recommend against any tender or exchange offer that constitutes an Acquisition Proposal (it being understood that this clause (v) shall not be triggered while the Company Board refrains from taking a position with respect to such an Acquisition Proposal until immediately before 5:30 p.m., Eastern time, on the tenth Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal) (each of clauses (i) through (v), a “Company Board Recommendation Change”); provided, that a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Company Board Recommendation Change, it being understood that neither (1) the determination in itself by the Company Board that an Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal nor (2) the delivery in itself by the Company to Parent of any notice contemplated by this Section 5.3 will constitute a Company Board Recommendation Change or violate this Section 5.3.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may in response to the receipt of a written, bona fide Acquisition Proposal received after the date of this Agreement that is not withdrawn and did not result from a breach of Section 5.2 or Section 5.3 effect a Company Board Recommendation Change, and, in the case of receipt of an Acquisition Proposal, enter into a definitive agreement with respect to such Acquisition Proposal and terminate this Agreement pursuant to Section 8.1(c)(ii); provided, that the Company and Company Board may only take an action described in this Section 5.3(c) if (A) the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (B) in the case of receipt of an Acquisition Proposal, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Company provides written notice to Parent at least five Business Days prior to effecting a Company Board Recommendation Change or terminating this Agreement pursuant to Section 8.1(c)(ii) of its intent to take such action, specifying the reasons therefor, including, the material terms and conditions of such Acquisition Proposal (including a copy of all definitive agreements in respect thereof and any other relevant proposed transaction documentation (including any financing commitments)) (a “Section 5.3 Notice”), (D) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 8.1(c)(ii), the Company negotiates, and causes its Representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) during such five Business Day period to enable Parent to propose in writing a binding and irrevocable (through the expiration of such five Business Day period) offer to amend the terms and conditions of this Agreement that would obviate the basis for the Company Board Recommendation Change or cause the applicable Acquisition Proposal to no longer constitute a Superior Proposal and (E) no earlier than the end of such five Business Day period, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any amendments to the terms and conditions of this Agreement proposed in writing in a binding and irrevocable (through the expiration of such five Business Day period) offer by Parent, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and that such Acquisition Proposal continues to constitute a Superior Proposal. Following delivery of a Section 5.3 Notice, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the terms or conditions of such Acquisition Proposal, the Company shall provide a new Section 5.3 Notice to Parent, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 8.1(c)(ii) following delivery of such new Section 5.3 Notice shall again be subject to clauses (C) through (E) of the immediately preceding sentence, except that references to five Business Days shall be deemed to be the longer of (1) the remainder of the five Business Day period imposed by clauses (C) through (E) and (2) three Business Days.

(d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may in response to the occurrence of an Intervening Event, effect a Company Board Recommendation Change; provided, that the Company and Company Board may only effect such a Company Board Recommendation Change if (A) the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (B) the Company provides written notice to Parent at least five Business Days prior to effecting a Company Board Recommendation Change of its intent to take such action, specifying the reasons therefor, including written information describing such Intervening Event in reasonable detail (and the Company shall keep Parent reasonably informed of material developments with respect to such Intervening Event), (C) prior to effecting such Company Board Recommendation Change, the Company negotiates, and causes its Representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) during such five Business Day period to enable Parent to propose in writing in a binding and irrevocable (through the expiration of such five Business Day period) offer to amend the terms and conditions of this Agreement that would obviate the basis for the Company Board Recommendation Change and (D) no earlier than the end of such five Business Day period, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any amendments to the terms and conditions of this Agreement proposed in writing by Parent in such binding and irrevocable offer, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(e) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Company Stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; provided, that this Section 5.3(e) shall not permit the Company Board to make a Company Board Recommendation Change except to the extent permitted by Section 5.3(c) or Section 5.3(d).

5.4 Preparation of the Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable (and in any event within 18 Business Days) after the execution of this Agreement and subject to applicable Law, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC. Subject to Section 5.3, the Board of Directors of the Company shall make the Company Board Recommendation to the Company Stockholders and shall include such recommendation in the Proxy Statement. Parent shall furnish all information concerning Parent, Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC as may be reasonably requested by the Company from time to time. The Company shall cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act, the rules of the SEC and NASDAQ and all other applicable Laws; provided, that any failure to comply with the foregoing with respect to the preliminary Proxy Statement that is corrected in the definitive Proxy Statement shall not be deemed to be a breach of this covenant. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall notify Parent promptly on the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve any such comments with the SEC, and shall use reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the Proxy Statement Clearance Date. Except as otherwise expressly provided in Section 5.3(c)-(d), prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the Company Stockholders, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.

(b) Notwithstanding any Company Board Recommendation Change but subject to Section 5.4(a) and applicable Law and to the extent not prohibited by any Order, the Company shall take all necessary actions in accordance with applicable Law, the certificate of incorporation or bylaws of the Company and the rules of NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, as promptly as practicable after the Proxy Statement Clearance Date, with a record date and meeting date to be selected after reasonable consultation with Parent, which meeting date shall be no later than 30 Business Days after the Proxy Statement Clearance Date. The Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with the DGCL and, unless the Board of Directors of the Company has effected a Company Board Recommendation Change in accordance with Section 5.3, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval at the Company Stockholders’ Meeting. The Company shall provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Stockholders’ Meeting without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed); provided, that the Company shall be permitted to postpone or adjourn the Company Stockholders’ Meeting (i) if the Company Board had determined in good faith (after consultation with its outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholders’ Meeting in order to allow the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders, (ii) to the extent required by a court of competent jurisdiction in connection with any Legal Proceedings in connection with this Agreement or the Transactions (provided, that without the prior consent of Parent, each such postponement or adjournment under this clause (ii) may be for no more than the amount of time specified by such court of competent jurisdiction), (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval if either the Company or Parent reasonably believes necessary in order to obtain the Company Stockholder Approval; provided, that in the case of clauses (i), (iii) or (iv), without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company Stockholders’ Meeting shall not be postponed or adjourned (x) by more than 30 days after the date on which the Company Stockholders’ Meeting was originally scheduled or (y) to a date that is less than five Business Days prior to the Termination Date. In no event shall the record date of the Company Stockholders’ Meeting be changed without Parent’s prior written consent, unless required by applicable Law.

(d) Without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the adoption of this Agreement, a non-binding, advisory vote in accordance with Regulation 14A under the Exchange Act to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger, and a customary proposal to adjourn the Company Stockholders’ Meeting shall be the only matters that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders’ Meeting.

(e) Nothing in this Section 5.4 shall be deemed to prevent the Company or the Board of Directors of the Company or any duly authorized committee thereof from taking any action they are permitted or required to take under, and in compliance with, Section 5.2, Section 5.3 or applicable Law, although it is understood that, absent the valid termination of this Agreement, nothing in Section 5.2 or Section 5.3 shall permit the Company to fail to proceed with the Company Stockholders’ Meeting as provided in this Section 5.4.

5.5 Access. During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall (and shall cause its wholly owned Subsidiaries to and shall use its reasonable best efforts to cause its other Subsidiaries to) afford Parent and its Representatives reasonable access during normal business hours, on reasonable notice, to the properties, books and records and personnel of the Company and its Subsidiaries and, during such period, the Company shall (and shall cause its wholly owned Subsidiaries to and shall use its reasonable best efforts to cause its other Subsidiaries to) furnish reasonably promptly to Parent all information (financial or otherwise) concerning its business, properties and personnel as Parent may reasonably request, in each case solely for the purpose of consummating the Transactions or for reasonable integration planning purposes; provided, that such access shall not include any destructive or invasive investigation, sampling or analysis and the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company or its Subsidiaries to restrict or otherwise prohibit access to such documents or information, (b) the Company reasonably determines access to such documents or information would result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (c) such documents or information relate to the evaluation or negotiation of this Agreement, the Transactions or, subject to Section 5.2 and Section 5.3, Acquisition Proposal or Superior Proposal. In the event that the Company does not provide access or information in reliance on clauses (a) or (b) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 5.5 (i) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries and (ii) shall be subject to the Company’s reasonable security measures and insurance requirements. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.5. Nothing in this Section 5.5 shall be construed to require the Company or any of its Subsidiaries or Representatives of any of the foregoing to prepare any reports, analyses, appraisals or opinions that are not readily available.

5.6 Notice of Certain Events.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any written notice or other written communication received by such party from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions, if the subject matter of such communication or the failure of such party to obtain such Consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any Legal Proceeding commenced or, to any party’s knowledge, threatened against, such party or any of its Affiliates or otherwise relating to such party or any of its Affiliates, in each case relating to any of the Transactions and (iii) if it obtains knowledge of any breach by such party of its representations, warranties, covenants and agreements hereunder that would, individually or in the aggregate, reasonably be expected to lead to the failure of any condition to the other party’s obligations to consummate the Transactions; provided, that the delivery of any notice pursuant to this Section 5.6 shall not cure any breach of, or non-compliance with, any other provision of this Agreement or affect the rights or remedies available hereunder to any party. Notwithstanding anything to the contrary in this Agreement, the failure to deliver any such notice, in and of itself, shall not affect any of the conditions to the Merger (or cause any such conditions to fail to be satisfied) or give rise to any right to terminate under Article VIII.

(b) The Company shall give prompt notice to Parent of any amendment to any contract set forth in Section 5.6(b) of the Company Disclosure Letter (and in any event within three Business Days following any such amendment), and such notice shall include a copy of such amendment; provided, that any such disclosure may be made on an outside counsel-only (or outside antitrust counsel-only) basis or using a “clean team” approach to the extent required under applicable Law or may be subject to redactions to remove references concerning confidential competitively sensitive business information of the Company or any of its Subsidiaries.

5.7 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or the Transactions, the Company and the Company Board shall grant such approval and take such action as necessary so that the Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement. Nothing in this Section 5.7 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

5.8 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the Transactions by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.9 Certain Litigation. The Company shall promptly advise Parent of any Legal Proceeding commenced after the date of this Agreement against the Company and/or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the Transactions, and shall keep Parent reasonably informed regarding any such Legal Proceeding. Except if the Company Board has made a Company Board Recommendation Change, the Company shall give Parent the opportunity to consult with the Company regarding, or participate in, but not control or direct, the defense or settlement of any such Legal Proceeding. The Company may not enter into any settlement agreement in respect of such Legal Proceeding against the Company and/or its directors or officers relating to this Agreement or any of the Transactions without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 5.9 and Section 5.1 or Section 6.1, this Section 5.9 shall control.

5.10 Existing Credit Agreement; Convertible Notes; Capped Call Transactions.

(a) The Company shall (i) deliver all notices of prepayment with respect to the loans and other extensions of credit outstanding under, and/or notices of termination of all commitments to extend credit under, the Existing Credit Agreement and (ii) use reasonable best efforts to obtain from the agent under the Existing Credit Agreement at least five Business Days prior to the Closing Date a payoff letter with respect to the obligations under the Existing Credit Agreement (the “Payoff Letter”), in form and substance reasonably acceptable to Parent, which Payoff Letter shall, among other things, (A) include the payoff amount (and the daily accrual thereafter), (B) provide that Liens (and guarantees), if any, granted in connection with the Existing Credit Agreement relating to the assets, right and properties of the Company and its Subsidiaries securing such indebtedness shall, upon the payment of the amount set forth in the Payoff Letter at the Closing, be released and terminated (subject to delivery of funds as arranged by Parent and the filing of appropriate UCC-3 termination statements and other termination filings) and (C) provide that, upon the payment of the amount set forth in the Payoff Letter at the Closing, all obligations under the Existing Credit Agreement shall be discharged and terminated in full (other than any obligations and/or provisions that customarily survive), and (iii) otherwise use reasonable best efforts to take all other reasonably necessary actions required to be taken by the Company pursuant to the Existing Credit Agreement (and all related loan documents or related similar agreements) to effectuate the prepayment, payoff, discharge and termination of all obligations (other than any obligations and/or provisions that customarily survive) outstanding under the Existing Credit Agreement (and all related loan documents or related similar agreements) and the release of all Liens (and guarantees) related thereto, in each case, at or before the Closing.

(b) At or prior to the Effective Time, at Parent’s written request, the Company shall deliver any notices including with respect to holders’ (or beneficial owners’) rights to require repurchase of (to the extent applicable) or convert the Convertible Notes) that may be required to be delivered, and use reasonable best efforts to take all other actions that may be required to be taken, at or prior to the Closing Date under the Convertible Notes and the Indenture in connection with or as a result of the Transactions, including for the avoidance of doubt as a result of the Transactions constituting a “Fundamental Change”, “Make-Whole Fundamental Change” or “Share Exchange Event” (as such terms are defined in the Indenture). The Company shall provide copies of any such notice to Parent prior to delivery and shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such notice, which comments the Company shall consider in good faith.

(c) The Company shall cooperate with Parent to (i) execute and deliver to the trustee under the Indenture (the “Trustee”) a supplemental indenture to the Indenture, as and to the extent required by the Indenture, to be executed at or prior to the Effective Time, including to provide that as of the Effective Time each holder of Convertible Notes shall have the right to convert such Convertible Notes into the Merger Consideration in accordance with, and subject to, the provisions of the Indenture, and (ii) use reasonable best efforts to cause to be executed and delivered to the Trustee an Officer’s Certificate and Opinion of Counsel (each as defined in, and to the extent required by, the Indenture) and any other related documentation required by the Indenture. The Company shall provide copies of such supplemental indentures to Parent prior to delivery to the Trustee and shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such documentation, which such comments the Company shall consider in good faith.

(d) Prior to the Effective Time, (i) the Company shall take all commercially reasonable actions, including the delivery of any notices or other documents or instruments, in each case, as reasonably requested by Parent, in connection with making elections under, amending, obtaining waivers and/or unwinding or otherwise enforcing its rights or performing its obligations under or terminating, the Capped Call Transactions and (ii) the Company shall use its reasonable best efforts to cooperate with Parent in initiating or continuing (including by permitting Parent to directly initiate or continue) any discussions, negotiations or agreements with the Dealers with respect to the Capped Call Transactions, including with respect to any consideration that may be payable or deliverable to the Company pursuant to the Capped Call Transactions (including upon termination, cancellation, performance or exercise of rights with respect thereto) or any agreement with the Dealers with respect to the Capped Call Transactions, and any adjustments to the terms of the Capped Call Transactions (including in connection with the announcement and/or the consummation of the Transactions). The Company shall keep Parent fully informed of any such discussions and negotiations and shall give Parent the option to participate (or have its representatives participate) in any such discussions and negotiations. The Company shall (A) provide to the Parent copies of any notices or other documents or instruments to be delivered to Dealers prior to delivery thereto and shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such notices, documents or instruments, which such comments the Company shall consider in good faith and (B) provide to the Parent copies of any communications between any Dealer and the Company exchanged after the date of this Agreement.

(e) Notwithstanding anything to the contrary in the foregoing, the Company shall not, without Parent’s prior written consent, such consent not to be unreasonably withheld (i) make any amendments, modifications or other changes to the terms of, or agree to any adjustment under or amounts due upon termination or early termination, exercise of rights or settlement of the Capped Call Transactions, (ii) exercise any right it may have to terminate, or affirmatively cause the early settlement, exercise or termination of any of the Capped Call Transactions (other than, in the case of performance of obligations or exercise, in connection with any conversion or repurchase under the Convertible Notes), (iii) except as contemplated in this Section 5.10, enter into discussions, negotiations or agreements (including with respect to unwinding or termination) with respect to the Capped Call Transactions or (iv) make any payments or deliveries of cash, Company Securities or other consideration with respect to the Capped Call Transactions. For the avoidance of doubt, nothing in this Section 5.10 shall require the Company to (A) other than as required under the Capped Call Transactions, pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with any Capped Call Transactions prior to the occurrence of the Effective Time, (B) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination, or any other change or modification to any instrument or agreement, in respect of the Capped Call Transactions that is effective prior to the occurrence of the Effective Time or (C) refrain from delivering, or delay the delivery of, any notice required by the Capped Call Transactions.

5.11 FIRPTA Certificate. At or prior to the Closing, the Company shall deliver to Parent (i) a certification from the Company meeting the requirements of Treasury Regulations Section 1.1445-2(c)(3), and (ii) a notice of such certification to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h)(2), in each case, in form and substance reasonably satisfactory to Parent, duly signed by a responsible corporate officer of the Company.

5.12 Security Assessment; Source Code Scan; Remediation

(a) The Company shall (and shall cause its Subsidiaries, employees and other Representatives to) use commercially reasonable efforts to, upon Parent’s written request and at Parent’s sole expense, allow Parent and its authorized Representatives (“Security Assessment Team”) to conduct (or if reasonably requested by Parent, engage a firm reasonably approved by Parent to conduct) a reasonable security assessment of the IT Systems and other systems and controls of the Company and its Subsidiaries, including through audits, penetration testing, vulnerability scanning, or reviews of any applicable tools, Company Software, policies and Contracts (the “Security Assessment”).

(b) Upon Parent’s written request and at Parent’s sole expense, the Company shall use commercially reasonable efforts to engage a third party service provider reasonably acceptable to Parent to conduct a scan of all of the Company’s and its Subsidiaries’ material Software (including the source code to any Company Product and tools, scripts, and other materials), to identify and report on the security, quality, provenance, contents, and rights associated with the use thereof, and the use of Open Source Software therein (a “Source Code Scan”), and the Company shall provide Parent with a copy of any report detailing such service provider’s findings of the Source Code Scan promptly following receipt of such report, subject to, at Company’s request, a reasonable common interest and confidentiality agreement.

(c) After the date hereof and through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to cause its and their respective Representatives to, on a timely basis, upon the reasonable written request of Parent, provide reasonable cooperation in connection with any remediation of any material issues identified as part of the Security Assessment or in the Source Code Scan (including, to the extent reasonable and subject to Applicable Law, by deleting, modifying or abandoning any applicable Company Software or Data associated with such material issues).

(d) Notwithstanding anything to the contrary, no breach of this Section 5.12 by the Company will result in a failure of the condition set forth in Section 7.2(b) other than a Willful Breach by the Company of this Section 5.12.

5.13 Money Transmitter Pending Jurisdictions. The Company shall, and shall cause each of its Subsidiaries, in consultation and cooperation with Parent, to use reasonable best efforts to (a) take such actions as necessary in accordance with applicable regulatory requirements to (i) amend the applications for Money Transmitter Licenses in the Money Transmitter Pending Jurisdictions to reflect the anticipated change of control as a result of the Transactions and (ii) to obtain the applicable Money Transmitter Licenses in each Money Transmitter Pending Jurisdiction; and (b) plan and prepare for Money Transmitter Alternative Arrangements in each Money Transmitter Pending Jurisdiction such that the Company or its Subsidiaries could, if elected by Parent, implement such Money Transmitter Alternative Arrangements from and after the Effective Time.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Pre-Closing Responsibilities. On the terms and subject to the conditions set forth in this Agreement, and in all cases subject to Section 6.2, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transactions, including using reasonable best efforts to (i) cause each of the conditions to the Merger set forth in Article VII to be satisfied as promptly as practicable after the date of this Agreement, (ii) obtain, as promptly as practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Transactions (including, for the avoidance of doubt, the Money Transmitter Consents), (iii) obtain all necessary Consents under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the Transactions and (iv) reasonably cooperate with the other party or parties with respect to any of the foregoing. Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub or the Company shall be required to pay any consideration, provide any guarantees or forms of credit support or profit-sharing, or agree to any modifications of existing Contracts or enter into new Contracts (other than the payment of customary filing, notification and application fees to Governmental Authorities) in connection with obtaining any Consent from any Governmental Authority or other third Person in connection with this Agreement or the Transactions; provided, that if so requested by Parent in writing, the Company shall agree to any such payment, provision or agreement that is conditioned on the Closing.

6.2 Antitrust and FDI Filings.

(a) Each of Parent and Merger Sub shall (and shall cause their respective Affiliates, if applicable, to), on the one hand, and the Company shall (and shall cause its controlled Affiliates, if applicable, to) on the other hand, file or make, as applicable, (x) with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Transactions as required by the HSR Act as promptly as practicable and in any event within 20 Business Days after the date hereof, (y) with CFIUS a draft joint voluntary notice as promptly as practicable and in any event within 20 Business Days after the date hereof and then a final joint voluntary notice as promptly as practicable after receipt of confirmation from CFIUS that it has no further comments on the draft joint voluntary notice, and (z) as promptly as practicable any other submission required pursuant to any other Antitrust and FDI Law of the countries set forth in Exhibit B, to effectuate, or in connection with the effectuation of, the Transactions pursuant to Antitrust and FDI Laws as soon as practicable after the date of this Agreement. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ, CFIUS or any foreign Governmental Authority responsible for the enforcement of any Antitrust and FDI Law, (iv) cooperate with each other and use their respective reasonable best efforts to contest, resist and settle any Legal Proceeding that seeks to prohibit, prevent or restrict consummation of any of the Transactions and to have vacated, lifted, reversed or overturned any Order that may result from such Legal Proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions and (v) use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and to obtain the Consents under such other applicable Antitrust and FDI Laws referenced in clauses (y) and (z) of this Section 6.2(a).

(b) For purposes of this Section 6.2, “reasonable best efforts” shall require Parent and Merger Sub, to the extent necessary to obtain clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations pursuant to the HSR Act or any Antitrust or FDI Laws applicable to the Transactions, to use their respective reasonable best efforts to take any steps necessary, proper or advisable to avoid or eliminate each and every impediment under any Antitrust or FDI Law applicable to the Transactions by the Termination Date, including by agreeing to or committing to or effecting by consent decree, hold separate order, Contract or otherwise, (i) the sale, divestiture, license, other disposition of, or imposition of any Lien or impediment on, any or all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of the Company or any of its Subsidiaries or (ii) any other restrictions on the activities of the Company or any of its Subsidiaries, including any limitation on the ability of the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses or assets (any action in clauses (i) or (ii), a “Regulatory Action”); provided that notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.2(b) or any other provision of this Agreement shall require or obligate Parent, Merger Sub, or any of Parent’s Affiliates or Subsidiaries to, and the Company shall not, without the prior written consent of Parent, agree or commit to effect (A) any Regulatory Action that would reasonably be expected to, individually or in the aggregate with all other Regulatory Actions, be a Burdensome Action or the effectiveness of which is not conditioned upon the Closing or (B) the sale, divestiture, license, other disposition of, or imposition of any Lien or impediment on, any or all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of Parent or any of its Subsidiaries (other than the Company (or the Surviving Corporation) or any of its Subsidiaries) or any other restrictions on the activities of Parent or any of its Subsidiaries (other than the Company (or the Surviving Corporation) or any of its Subsidiaries), including any limitation on the ability of Parent or its Subsidiaries (other than the Company (or the Surviving Corporation) or any of its Subsidiaries) to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses or assets (other than the Company (or the Surviving Corporation) or any of its Subsidiaries). “Burdensome Action” means a Regulatory Action that (1) would have a material adverse impact on the Company (or the Surviving Corporation) and its Subsidiaries taken as a whole or (2) except with respect to any sales, divestitures, licenses or other dispositions necessary to obtain clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations pursuant to Laws described in clause (a) of the definition of Antitrust or FDI Laws (and not, for the avoidance of doubt, those described in clause (b) of such definition) would have a material adverse impact on the reasonably expected benefits of the Transactions to Parent and its Affiliates. If so requested by Parent, the Company shall agree to take any and all actions (including, but, for the avoidance of doubt, not limited to, Burdensome Actions) that are conditioned on the Closing.

(c) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding any of the Transactions in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the Transactions (including, for the avoidance of doubt, the Money Transmitter Consents), including any proceedings initiated by a private party. If any party hereto or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the Transactions pursuant to the HSR Act or any other Antitrust and FDI Law or any Money Transmitter Law with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and advisable and after consultation with the other party, an appropriate response in substantial compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all pre-arranged substantive meetings and conference calls with any Governmental Authority relating to the Transactions, (ii) give each other an opportunity to participate in each of such meetings and conference calls, (iii) keep the other party reasonably apprised with respect to any substantive oral communications with any Governmental Authority regarding the Transactions, (iv) cooperate in the submission or filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other substantive written communications explaining or defending the Transactions, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment on, and consider in good faith the views of the other with respect to, all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Transactions (subject to withholding or redactions to address reasonable privilege or confidentiality concerns), (vi) provide each other (or outside counsel of each party, as appropriate) with copies of all substantive written communications to or from any Governmental Authority relating to the Transactions and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other regarding, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 7.1(a) and Section 7.1(b). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on an outside counsel-only (or outside antitrust counsel-only) basis to the extent required under applicable Law and may be subject to redactions to remove references concerning the valuation of the Company or confidential competitively sensitive business information of the Company or Parent or any of their Subsidiaries.

(d) Notwithstanding anything in this Agreement to the contrary:

(i) following good faith consultation with the Company, Parent shall have the exclusive right to make all strategic and tactical decisions as to the matters addressed in Section 6.1 and this Section 6.2 to the extent permissible under the Laws or Orders of the relevant jurisdiction, including as to the timing, form and content of any communications, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with any Legal Proceeding under or relating to any Antitrust and FDI Laws;

(ii) the Company shall not, nor shall it permit any of its controlled Affiliates or Representatives to, make any substantive communications with, or proposals relating to, or enter into, any understanding, undertaking or agreement with, any Governmental Authority relating to the Transactions without Parent’s prior review and approval, to the extent permissible under the Laws or Orders of the relevant jurisdiction;

(iii) the obligation of Parent or Merger Sub to take any action described in Section 6.2(b) shall be subject to the right of Parent, in Parent’s good faith reasonable discretion, to take reasonable periods of time in order to advocate and negotiate with any applicable Governmental Authority with respect to such actions; and

(iv) subject to the Company’s consultation and participation rights described in this Section 6.2, if there are multiple alternative actions or remedies which may result in obtaining consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party or any Governmental Authority in order to consummate the Transactions, then Parent shall have sole discretion over which alternative actions or remedies to propose (to the extent that no such remedies take effect prior to the Closing without the Company’s consent).

(e) During the period commencing on the date of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall not, and shall cause its Affiliates and Subsidiaries not to, acquire or agree to acquire, by merger, consolidation, equity or asset purchase or otherwise, any rights, business, Person or division thereof in each case that would reasonably be expected, at the time of such acquisition, to prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent to procure, any clearances, approvals, waivers, actions, non-actions, authorizations, consents, Orders or declarations of any Governmental Authority or the expiration or termination of any applicable waiting period to the extent necessary to (x) consummate the Transactions, including the Merger, and (y) satisfy the conditions set forth in Sections 7.1(a), 7.1(b) and 7.2(e) including by causing Parent, Merger Sub or the Company to be required to obtain any additional clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions, or other authorizations that would reasonably be expected to prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent to procure, any clearances, approvals, waivers, actions, non-actions, authorizations, consents, Orders or declarations of any Governmental Authority or the expiration or termination of any applicable waiting period to the extent necessary to (x) consummate the Transactions and (y) satisfy the conditions set forth in Sections 7.1(a), 7.1(b) and 7.2(e).

6.3 Public Statements and Disclosure. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties. Thereafter, subject to Section 6.2, neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, shall issue (or permit its Affiliates or Representatives to issue) any public release or make any public announcement concerning this Agreement or the Transactions without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement is required by applicable Law or the rules or regulations of NASDAQ or TSE, as applicable, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto a reasonable opportunity to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, that the restrictions set forth in this Section 6.3 shall not apply to any release or announcement made or proposed to be made by any party with respect to the matters addressed in Sections 5.2 or 5.3; provided, further, that the parties shall not be required by this Section 6.3 to provide such opportunity to comment to the other party in the event of any dispute between the parties relating to this Agreement. Notwithstanding the foregoing, (a) to the extent the content of any press release or other announcement has been approved and made in accordance with this Section 6.3, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other announcement, and (b) each party may, without complying with the foregoing obligations, make any public statement regarding the Transactions in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Reports or in response to the requests or requirements of the TSE, in each case, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 6.3, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the Transactions. Prior to the Closing, the Company shall consult in good faith with Parent on the Company’s general communications strategy for customers, suppliers and employees regarding the Merger.

6.4 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries as of the Effective Time shall (and, Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the indemnification agreements set forth on Section 6.4(a) of the Company Disclosure Letter, in each case, true, accurate and complete copies of which have been made available to Parent and as in effect on the date of this Agreement, between (A) the Company or any of its Subsidiaries and (B) any of their respective current or former directors and officers or any Person serving or who served as a director, officer, member, trustee or fiduciary of any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or any of its Subsidiaries, in each case, prior to the Effective Time (collectively, the “Indemnified Persons”) and (ii) indemnification, expense advancement and exculpation provisions in the certificate of incorporation or bylaws (or similar governing documents) of the Company or its applicable Subsidiaries in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and/or bylaws (and/or similar governing documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to any acts or omissions occurring or alleged to have occurred at or prior to the Effective Time that are no less favorable than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or similar governing documents) of the Company and its Subsidiaries as of the date of this Agreement, and during such six year period, such provisions shall not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Persons except as required by applicable Law or as provided below.

(b) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six year “tail” prepaid policy (the “D&O Tail Policy”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Person on terms with respect to such coverage and amounts no less favorable than the Company’s existing directors’ and officers’ liability insurance policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, that if the D&O Tail Policy is not available at an aggregate cost not greater than 300% of the last annual premium paid prior to the date of this Agreement under the Company’s existing directors’ and officers’ liability insurance policy (a true, correct and complete copy of which has been made available to Parent), then, prior to the Closing, the Company shall obtain as much comparable insurance as can be obtained at a cost up to but not exceeding 300% of the last annual premium paid prior to the date of this Agreement. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time.

(c) Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Corporation on or prior to the sixth anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made against such Indemnified Person, the provisions of this Section 6.4 shall continue in effect with respect to such claim, action, suit, proceeding or investigation until the final disposition thereof.

(d) In the event that Parent or the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.4.

(e) This Section 6.4 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, the Indemnified Persons and their respective heirs and legal representatives, and shall not be terminated or modified in such a manner as to adversely affect in any material respect any Indemnified Person without the written consent of such affected Indemnified Person. The rights provided under this Section 6.4 shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise.

6.5 Employee Matters.

(a) For a period of 12 months following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide to each Continuing Employee who is employed primarily in the United States for so long as such Continuing Employee remains in the employment of the Surviving Corporation and its Subsidiaries: (i) base salary and target annual cash incentive opportunity that are each no less favorable than the base salary and target annual cash incentive opportunity made available to such Continuing Employee immediately prior to the Closing, (ii) other employee benefits that are, at Parent’s sole election, either (A) substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee immediately prior to the Effective Time, excluding any severance and termination benefits, defined benefit pensions or post-employment health or welfare benefits, retention, change in control or other one-off payments or benefits and any equity-based or long-term incentive compensation or (B) no less favorable than the employee benefits provided to similarly situated employees of Parent and its Affiliates and (iii) severance and termination benefits that are no less favorable than the severance and termination benefits provided to such Continuing Employees immediately prior to the Effective Time.

(b) To the extent that an employee benefit plan or other compensation or severance arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries (other than the Plans) (together, the “New Plans”) is made available to any Continuing Employee on or following the Effective Time, Parent shall cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for all purposes; provided, that such service need not be credited (A) to the extent that it is not taken into account under the analogous Plans before the Effective Time (as reflected in the records of the applicable Plan), (B) for purposes of eligibility to participate in or benefit accrual under any defined benefit plan or post-employment health or welfare plan, (C) for purposes of vesting of new awards granted under Parent’s long term incentive arrangements, if any, or (D) to the extent it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to (or shall cause the Surviving Corporation to use commercially reasonable efforts to) ensure that (1) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under any such New Plan replaces coverage under a comparable Plan in which such Continuing

Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (2) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan shall be waived for such Continuing Employee and his or her covered dependents to the extent they did not apply to the Continuing Employee under the corresponding Old Plan and any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins shall be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Prior to making any written or prepared oral communications to the employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters related to the Transactions, the Company shall provide Parent with a copy of the intended communication (including, in the case of oral communications, copies of scripts or talking points), Parent shall have a reasonable period of time to review and comment on the communication and the Company shall consider any such comments in good faith.

(d) Parent and the Company hereby acknowledge that the consummation of the Transactions constitutes a “change in control”, “change of control” or other term of similar import for purposes of any Company Plan that contains a definition of “change in control”, “change of control” or other term of similar import, as applicable.

(e) In the event that the Effective Time occurs prior to the completion of the performance period under the Company’s annual bonus plan, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay annual bonuses at the greater of target and actual performance for the applicable plan year and otherwise pursuant to the terms of the underlying bonus plan (the “Closing Year Bonuses”). For the avoidance of doubt, in the event a Continuing Employee eligible for a Closing Year Bonus incurs a termination of employment with Parent, the Company or any of their respective Subsidiaries for any reason prior to the payment date of the Closing Year Bonus under circumstances for which such Continuing Employee would be entitled to receive all or a portion of his or her annual bonus in accordance with the terms of any Plan applicable to such person as in effect as of immediately prior to the date of this Agreement (or as amended not in violation of Section 5.1(b)(xiii)), such entitlement shall continue to apply to the Closing Year Bonus.

(f) If requested by Parent in writing at least 20 Business Days prior to the Closing Date (such request, an “Election Notice”), the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective as of no later than the day immediately preceding the Closing Date and contingent on the Closing any Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “401(k) Plans”). If Parent provides an Election Notice to the Company, the Company shall deliver to Parent, prior to the Closing Date, evidence that the Company Board has validly adopted resolutions to terminate the 401(k) Plans (the form and substance of which resolutions shall be subject to review and approval of Parent), effective no later than the date immediately preceding the Closing Date and contingent on the Closing. Parent shall use all commercially reasonable efforts to ensure that the affected Continuing Employees shall, as soon as reasonably practicable following the Closing Date, be eligible to participate in a Tax-qualified defined contribution plan of Parent or its Subsidiaries (each such plan, a “Parent DC Plan”). Upon the distribution of the assets in the accounts under the Company DC Plans to the participants, Parent shall permit the Continuing Employees to make rollover contributions of “eligible rollover distributions” from the applicable Company DC Plan to the applicable Parent DC Plan (including in cash or notes (in the case of loans)).

(g) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Company, the Surviving Corporation or their respective Subsidiaries to terminate, any Continuing Employee for any reason, (ii) constitute an amendment to any Plan or any other compensation or benefit plan, program, policy, agreement or arrangement, (iii) require Parent, the Company, the Surviving Corporation or their respective Subsidiaries to continue any Plan or prevent the amendment, modification or termination thereof after the Effective Time or (iv) create any obligation of the parties to any Person (other than the other parties hereto) with respect to any employee compensation or benefit plan, program, policy, agreement or arrangement. The provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement. No Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Section 6.5, and no provision of this Section 6.5 shall create such rights in any such Persons.

6.6 Obligations of Merger Sub. Parent shall cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Merger Sub, to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement). Promptly following the execution and delivery of this Agreement, Parent shall cause the sole stockholder of Merger Sub to execute and deliver a written consent adopting this Agreement in accordance with the DGCL.

6.7 Delisting. Prior to the Closing Date, each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Shares from NASDAQ and terminate its registration under the Exchange Act, provided, that such delisting and termination shall not be effective until after the Effective Time.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver by each of Parent and the Company (where permissible under applicable Law) of each of the following conditions:

(a) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Merger.

(b) Regulatory Approvals.

(i) The waiting period (and any extensions thereof) applicable to consummation of the Merger under the HSR Act and any voluntary agreement between Parent, on the one hand, and the FTC and the DOJ, on the other hand, pursuant to which Parent has agreed not to consummate the Merger shall have expired or been terminated.

(ii) The CFIUS Clearance shall have been obtained.

(iii) All Consents relating to the Merger shall have been obtained, and all waiting periods (including any extensions thereof) (including any timing agreements with the applicable Governmental Authorities) relating to the Merger shall have expired or otherwise been terminated, in each case, under the Antitrust and FDI Laws of the countries set forth on Exhibit B applicable to the consummation of the Merger.

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver by Parent (where permissible under applicable Law) of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) contained in Section 3.9(a) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made as of the Closing Date, (ii) contained in the first sentence of Section 3.1(a), Section 3.2(a) and the first sentence of Section 3.2(b) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies, (iii) contained in Section 3.1 (other than the representations and warranties listed in the immediately preceding clause (ii)), Section 3.2 (other than the representations and warranties listed in the immediately preceding clause (ii)), Section 3.3, Section 3.4, Section 3.5, Section 3.11 and Section 3.26 (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” or similar qualifiers set forth therein) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) contained in Article III (other than the representations and warranties listed in the immediately preceding clauses (i), (ii) and (iii) shall be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” or similar qualifiers set forth therein) in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except (solely in the case of this clause (iv)) where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Compliance with Covenants. The Company shall have complied with or performed in all material respects each covenant or agreement to be complied with or performed by it under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate, signed on behalf of the Company by an executive officer, certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.

(e) No Burdensome Action. No Order arising under any of the Antitrust and FDI Laws, and no Antitrust and FDI Laws, shall have been issued, enacted, rendered, promulgated, enforced, formally deemed applicable or formally asserted by any Governmental Authority of competent jurisdiction that will expressly impose a Burdensome Action in connection with the consummation of the Merger or any of the other Transactions.

(f) Money Transmitter Consents. All Money Transmitter Consents shall have been obtained and remain in full force and effect; provided, that notwithstanding the foregoing, if this condition remains unsatisfied one hundred and eighty (180) days from the date hereof, then the Money Transmitter Consents in one or more jurisdictions (each, a “Withdrawal State”) shall not be required to satisfy this condition if (i) the Company or its Subsidiaries has implemented Money Transmitter Alternative Arrangements with respect to such Withdrawal State and (ii) the revenue attributable to regulated money transmission activity in all Withdrawal States does not, in the aggregate, represent twenty percent (20%) or more of the total revenue received by the Company’s licensed money transmitter Subsidiary in the United States for the twelve month period ended on the last day of the most recent calendar quarter in respect of which it has filed a Money Services Business (MSB) Call Report.

7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver by the Company (where permissible under applicable Law) of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct (without giving effect to any qualification as to “materiality” or similar qualifiers set forth therein) in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger.

(b) Compliance with Covenants. Each of Parent and Merger Sub shall have complied with or performed in all material respects each covenant or agreement to be complied with or performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination Prior to the Effective Time. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other party or parties hereto and that any termination by Parent also shall be an effective termination by Merger Sub):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Effective Time shall not have occurred on or before the first anniversary of the date of this Agreement (such date, as it may be extended from time to time pursuant to this Section 8.1(b)(i), the “Termination Date”) (provided, that if on any Termination Date any of the conditions set forth in Section 7.1(a) (solely in respect of any Antitrust and FDI Law or Order under any Antitrust and FDI Law), Section 7.1(b) or Section 7.2(e) (solely in respect of any Antitrust and FDI Law or Order arising under any Antitrust and FDI Law) shall not have been satisfied or waived but all other conditions to Closing set forth in Article VII shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but provided that such conditions are, on such date, capable of being satisfied), then, either the Company or Parent may, in its respective sole discretion, elect to extend the Termination Date by three months, for a maximum of four consecutive three-month periods in the aggregate by the Company and Parent, collectively (such that the initial Termination Date may not be extended for more than a total of 12 months) (and all references to the Termination Date herein shall be as so extended)); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose material breach of its representations, warranties, covenants or agreements under this Agreement has been the principal cause of the failure of the Effective Time to occur on or before the date of such termination;

(ii) if there exists any Law or Order issued by any court or Governmental Authority of competent jurisdiction having the effect described in Section 7.1(a) (that, in each case, has become final and non-appealable); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose material breach of its representations, warranties, covenants or agreements under this Agreement shall have been the principal cause of the existence of such Law or Order or of such Law or Order becoming final and non-appealable;

(iii) if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded after a vote was taken on the adoption of this Agreement and the Company Stockholder Approval shall not have been obtained; or

(iv) if a CFIUS Refusal has occurred.

(c) by the Company, in the event that:

(i)

(A) the Company is not in breach of this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 8.1(d)(i);

(B) Parent and/or Merger Sub shall have breached or otherwise failed to perform any of their respective covenants or agreements under this Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become or been inaccurate, which in either case would give rise to the failure of any of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied; and

(C) such breach, failure to perform or inaccuracy is not capable of being cured by the Termination Date or is not cured by the earlier of (x) 20 Business Days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy and (y) the Termination Date; or

(ii) prior to obtaining the Company Stockholder Approval, the Company Board shall have determined to terminate this Agreement in accordance with the terms and conditions set forth in Section 5.3 in order to enter into a definitive agreement with respect to a Superior Proposal; or

(d) by Parent in the event that:

(i)

(A) Parent and Merger Sub are not in breach of this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 8.1(c)(i);

(B) the Company shall have breached or failed to perform any of its covenants or agreements under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have been or become inaccurate, which in either case would give rise to the failure of any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied; and

(C) such breach, failure to perform or inaccuracy is not capable of being cured by the Termination Date or is not cured by the earlier of (x) 20 Business Days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy and (y) the Termination Date; or

(ii) (A) the Company Board shall have made, prior to obtaining the Company Stockholder Approval, a Company Board Recommendation Change or (B) the Company shall have committed a Willful Breach of Section 5.2.

8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately on the delivery of written notice by the terminating party to the other party or parties hereto, as applicable, specifying the provision or provisions pursuant to which such termination is being effected. In the event of the proper and valid termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect and there shall be no liability of any party or parties hereto (or any director, officer, employee, Affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of this Section 8.2, Section 8.3 and Article IX and the terms of the Confidentiality Agreement, each of which shall survive the termination of this Agreement, and (b) that, subject to Section 8.3(e)(iii) nothing herein shall relieve any party or parties hereto, as applicable, from any liabilities or damages (which the Parties acknowledge and agree, subject to this Section 8.2 and Section 9.8, shall not be limited to reimbursement of expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Parent or Merger Sub, would include the benefits of the contemplated transactions lost by the Company’s stockholders, including lost stockholder premium, which shall be deemed in such event to be damages of such Party) resulting from any fraud or Willful Breach of this Agreement that occurs prior to such termination.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Company Termination Fee. The Company shall pay or cause to the paid to Parent $82,000,000 (the “Company Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that:

(i) (A) this Agreement is terminated by (1) Parent or the Company pursuant to Section 8.1(b)(i) or Parent pursuant to Section 8.1(d)(i) and, in each case, following the execution and delivery of this Agreement and prior to such termination of this Agreement, a bona fide Acquisition Proposal shall have been made to the Company and such Acquisition Proposal shall not have been withdrawn or (2) Parent or the Company pursuant to Section 8.1(b)(iii) and following the execution and delivery of this Agreement and prior to such termination of this Agreement, a bona fide Acquisition Proposal shall have become publicly disclosed and such Acquisition Proposal shall not have been publicly withdrawn; and (B) within 12 months following such termination of this Agreement, the Company enters into a definitive agreement with any third party providing for, or consummates, an Acquisition Transaction, in which case the Company Termination Fee shall be payable within five Business Days of the earlier of (x) the entry into the definitive agreement providing for such Acquisition Transaction and (y) the consummation of such Acquisition Transaction; or

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), in which case the Company Termination Fee shall be payable concurrently with (and as a condition to the effectiveness of) such termination; or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii) (provided, that if either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) at any time after Parent would have been permitted to terminate this Agreement pursuant to Section 8.1(d)(ii), this Agreement shall be deemed terminated pursuant to Section 8.1(d)(ii) for purposes of this Section 8.3(b)(iii)), in which case the Company Termination Fee shall be payable within five Business Days after such termination.

For purposes of the references to an “Acquisition Proposal” or an “Acquisition Transaction” in Section 8.3(b)(i), all references to “20%” or “80%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”.

(c) Parent Termination Fee. Parent shall pay or cause to be paid to the Company $135,000,000 (the “Parent Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, in the event that:

(i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(ii) (solely in respect of any Antitrust and FDI Law or Order arising under any Antitrust and FDI Law) or Section 8.1(b)(iv); or

(ii) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) and, at the time of such termination, (A) at least one of the conditions set forth in Section 7.1(a) (solely in respect of any Antitrust and FDI Law or Order arising under any Antitrust and FDI Law), Section 7.1(b), or Section 7.2(e) shall not have been satisfied and (B) all other conditions to the obligations of Parent and Merger Sub to effect the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but provided, that such conditions are, on the date of such termination, capable of being satisfied);

in which case the Parent Termination Fee shall be payable within five Business Days after such termination.

(d) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee, or Parent be required to pay the Parent Termination Fee, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as the case may be, may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e) Liquidated Damages; Payment Default; Sole and Exclusive Remedy. The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement. Accordingly:

(i) the Company Termination Fee or the Parent Termination Fee, as the case may be, if, as and when required to be paid pursuant to this Section 8.3(b) or Section 8.3(c), as applicable, shall constitute not a penalty but rather liquidated damages in a reasonable amount that will compensate Parent and Merger Sub (in the case of payment of the Company Termination Fee by the Company) or the Company (in the case of payment of the Parent Termination Fee by Parent) in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

(ii) if the Company or Parent fails to pay in a timely manner any amount due pursuant to Section 8.3(b) or Section 8.3(c), as the case may be, then (A) such party shall reimburse the other party for all reasonable and documented out-of-pocket costs and expenses (including disbursements and fees of counsel) incurred in the successful collection of such overdue amount, including in connection with any related Legal Proceedings, and (B) such party shall pay to the other party interest on the amount payable pursuant to Section 8.3(b) or Section 8.3(c), as the case may be, from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

(iii) Notwithstanding anything in this Agreement to the contrary, in the event the Agreement is terminated under the circumstances in which the Company Termination Fee or the Parent Termination Fee is payable pursuant to Section 8.3(b) or Section 8.3(c), as applicable, and actually paid, (A) (1) the payment by the Company of the Company Termination Fee pursuant to Section 8.3(b) (and any additional amounts payable pursuant to Section 8.3(e)(ii)) shall be the sole and exclusive remedy of Parent, Merger Sub and each other Parent Related Party against any Company Related Party relating to or arising out of this Agreement or the Transactions and (2) none of Parent, Merger Sub, any other Parent Related Party or any other Person shall be entitled to bring or maintain, and none of the Company or any other Company Related Party shall have any liability for or with respect to, any Legal Proceeding arising out of this Agreement or any of the transactions contemplated hereby or any loss suffered as a result of the failure of the Merger or any of the other Transactions to be consummated and (B) (1) the payment by Parent of the Parent Termination Fee pursuant to Section 8.3(c) (and any additional amounts payable pursuant to Section 8.3(e)(ii)) shall be the sole and exclusive remedy of the Company and each other Company Related Party against any Parent Related Party relating to or arising out of this Agreement or the Transactions and (2) none of the Company, any other Company Related Party or any other Person shall be entitled to bring or maintain, and none of Parent, Merger Sub or any other Parent Related Party shall have any liability for or with respect to, any Legal Proceeding arising out of this Agreement or any of the transactions contemplated hereby or any loss suffered as a result of the failure of the Merger or any of the other Transactions to be consummated.

8.4 Amendment. To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the Company Stockholders without such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time; provided, that the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder shall be in writing and delivered by email, and shall be deemed to have been duly delivered and received hereunder on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other parties hereto in accordance with this Section 9.2):

(a) if to Parent or Merger Sub, to:

NEC Corporation

7-1, Shiba 5-chome Minato-ku

Tokyo 108-8001 Japan

Attention:   Hidetoshi Uriu

Email:     [***]

with a copy (which shall not constitute notice) to:

Freshfields US LLP

One Bush Street

17th Floor

San Francisco, California 94104

Attention:   Denny Kwon

Email:     [***]

Freshfields US LLP

3 World Trade Center

175 Greenwich Street

New York, New York 10007

Attention:   Steven Y. Li

Email:     [***]

and

Freshfields LLP

Akasaka Biz Tower 36F

5-3-1 Akasaka Minato-ku

Tokyo 107-6336 Japan

Attention:   Gordon Palmquist

Noah Carr

Email:     [***]

[***]

(b) if to the Company, to:

CSG Systems International, Inc.

169 Inverness Dr. W.

Englewood, CO 80112

Attention: Rasmani Bhattacharya, Chief Legal Officer

Email: [***]

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:   Anthony F. Vernace

Email:     [***]

and

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention:   Frederick W.P. de Albuquerque

Email:     [***]

and

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, D.C. 20001

Attention:   Elizabeth J. DiSciullo

Email:     [***]

9.3 Assignment. No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent; provided, that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not fully and timely perform such obligations. Subject to the preceding sentence, this Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement shall be void ab initio.

9.4 Confidentiality(a) . Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed an Amended and Restated Mutual Confidentiality Agreement, dated as of August 27, 2025 (the “Confidentiality Agreement”), which shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.5 Entire Agreement. This Agreement (including any Exhibits hereto and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Notwithstanding any provision of this Agreement or the Company Disclosure Letter to the contrary, the Company Disclosure Letter shall not be deemed part of this Agreement for purposes of the DGCL, including Section 268(b) and Section 251(b) thereof, but shall have the effects provided in the Agreement.

9.6 Third Party Beneficiaries. This Agreement shall be binding on and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer on any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 6.4, and (b) after the Effective Time, the rights of Company Stockholders and the holders of other Company Equity Awards to receive the Merger Consideration or the amounts pursuant to Section 2.7(d) as provided in Article II. Notwithstanding anything to the contrary in this Agreement, without limitation to the foregoing, subject to Section 8.2, Section 8.3(e) and Section 9.8, Parent and Merger Sub expressly acknowledge and agree that the Company shall have the right, on behalf of its stockholders, to pursue damages against Parent or Merger Sub for the loss of any Merger Consideration (including, for the avoidance of doubt, damages based on the loss of the premium offered to each such holder) in the event of any fraud or Willful Breach of this Agreement by Parent or Merger Sub in respect of which the Company is entitled to bring a claim hereunder.

9.7 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. On such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be effected as originally contemplated to the fullest extent possible.

9.8 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred on a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity on such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or agreements set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent or restrain breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and agreements of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to oppose the availability of the equitable remedy of specific performance on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

9.9 Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based on, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the Transactions, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware) in respect of any claim based on, arising out of or relating to this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings in respect of any claim based on, arising out of or relating to this Agreement or the Transactions shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any action arising out of or relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.12 Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

NEC CORPORATION

By:	/s/ Takayuki Morita
Name: Takayuki Morita
Title: President and CEO

CANVAS TRANSACTION COMPANY, INC.

By:	/s/ Masakazu Yamashina
Name: Masakazu Yamashina
Title: President

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ Brian A. Shepherd
Name: Brian A. Shepherd
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]